UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant  ☑                             Filed by a Party Other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

HOUGHTON MIFFLIN HARCOURT COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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March 27, 2014

Dear Stockholders:

I would like to invite you to attend the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Houghton Mifflin Harcourt Company, to be held at the John Hancock Back Bay Events Center, located at 180 Berkeley Street, Boston, Massachusetts 02116, on Tuesday, May 13, 2014, at 8:00 a.m., Eastern Time. The accompanying formal notice of the Annual Meeting and proxy statement set forth the details regarding admission to the Annual Meeting and the business to be conducted.

At the Annual Meeting, we will ask you to elect the nine director nominees listed in the proxy statement, consider a non-binding, advisory vote to approve the compensation of our named executive officers, consider a non-binding, advisory vote to recommend the frequency of the non-binding, advisory vote on the compensation of our named executive officers and ratify the appointment of our independent registered public accounting firm for 2014. We will also discuss any other business matters properly brought before the Annual Meeting. The attached proxy statement explains our voting procedures, describes the business we will conduct and provides information about Houghton Mifflin Harcourt Company that you should consider when you vote your shares.

The formal notice of the Annual Meeting, the proxy statement and the proxy card follow. It is important that your shares be represented and voted, regardless of the size of your holdings. Accordingly, whether or not you plan to attend the Annual Meeting, I encourage you to complete, sign, date and return the enclosed proxy card promptly so that your shares will be represented at the Annual Meeting or to access the proxy materials and vote via the Internet or telephone in accordance with the “notice and access” letter you will receive. The proxy is revocable at any time before it is voted and will not affect your right to vote in person if you attend the Annual Meeting.

I hope to see you at the Annual Meeting. Thank you for your ongoing support of HMH.

Very truly yours,

Linda K. Zecher

President & Chief Executive Officer

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PROXY VOTING METHODS

If, at the close of business on March 20, 2014, you were a stockholder of record, you may vote your shares by proxy on the Internet, by telephone or by mail, or you may also vote in person at the Annual Meeting. For shares held through a broker or nominee, you may vote by submitting voting instructions to your broker or nominee. To reduce our administrative and postage costs, we ask that you vote on the Internet or by telephone, both of which are available 24 hours a day. You may revoke your proxies or change your vote at the times and as described in the “General Information” section of this proxy statement.

If you are a stockholder of record and are voting by proxy, your vote must be received by 11:59 p.m. (Eastern Time) on May 12, 2014 to be counted.

To vote by proxy:

BY INTERNET

•	Go to the website indicated on the Notice of Internet Availability of Proxy Materials (the “Notice”) and follow the instructions, 24 hours a day, seven days a week.

•	You will need the control number included on your Notice or on your proxy card.

BY TELEPHONE

•	From a touch-tone telephone, dial the toll-free number on your proxy card and follow the recorded instructions, 24 hours a day, seven days a week.

•	You will need the control number included on your Notice or on your proxy card.

BY MAIL

•	If you have not already received a proxy card, you may request a proxy card from us by following the instructions on your Notice.

•	When you receive the proxy card, mark your selections on the proxy card.

•	Date and sign your name exactly as it appears on your proxy card.

•	Mail the proxy card in the postage-paid envelope that will be provided to you.

If your Houghton Mifflin Harcourt Company shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy card from the institution that holds your shares and follow the instructions included on that proxy card regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items but not with respect to “non-discretionary” items. Proposals 1, 2 and 3 (Election of Directors; Advisory Vote on Executive Compensation; and Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation) are non-discretionary items. Proposal 4 (Ratification of the Appointment of the Company’s Independent Registered Public Accounting Firm) is a discretionary item. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

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222 Berkeley Street

Boston, Massachusetts 02116

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TUESDAY, MAY 13, 2014, 8:00 A.M. (EASTERN TIME)

The 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Houghton Mifflin Harcourt Company (the “Company”) will be held at the John Hancock Back Bay Events Center, located at 180 Berkeley Street, Boston, Massachusetts 02116, on Tuesday, May 13, 2014, at 8:00 a.m., Eastern Time, or at any subsequent time that may be necessary by any adjournment or postponement of the Annual Meeting. The purposes of the Annual Meeting are for the stockholders to:

(1)	elect nine (9) directors to the board of directors (the “Board”), each to serve until the Company’s next annual meeting of stockholders or until their successors are elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal;

(2)	approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers;

(3)	recommend, on a non-binding, advisory basis, the frequency of the non-binding, advisory vote regarding the compensation of the Company’s named executive officers;

(4)	ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014; and

(5)	transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board has fixed the close of business on March 20, 2014 as the record date for determining the stockholders of the Company entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. Representation of at least a majority of the voting power represented by all outstanding shares of the Company’s common stock entitled to vote at the Annual Meeting is required to constitute a quorum to transact business at the Annual Meeting. Accordingly, it is important that your shares be represented at the Annual Meeting.

We will be using the Securities and Exchange Commission’s Notice and Access model (“Notice and Access”), which allows us to deliver proxy materials via the Internet, as the primary means of furnishing proxy materials. We believe Notice and Access provides stockholders with a convenient method to access the proxy materials and vote, while allowing us to conserve natural resources and reduce the costs of printing and distributing the proxy materials. On or about March 31, 2014, we will mail to stockholders holding shares in “street name” a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and our Annual Report for the fiscal year ended December 31, 2013 (our “2013 Annual Report”) online and how to vote via the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to receive a paper copy of the proxy materials and our 2013 Annual Report.

March 27, 2014:

By Order of the Board of Directors,

William F. Bayers

Executive Vice President, Secretary and General Counsel

Boston, Massachusetts

YOUR VOTE IS IMPORTANT

We urge you to vote using telephone or Internet voting, if available to you, or if you received these proxy materials by mail, by completing, signing, dating, and returning the enclosed proxy card promptly. Please note that if your shares are held by a bank, broker or other recordholder and you wish to vote them at the Annual Meeting, you must obtain a legal proxy from that recordholder.

Important Notice Regarding the Availability of

Proxy Materials for the 2014 Annual Meeting of Stockholders

To Be Held on May 13, 2014.

The Notice of Annual Meeting, proxy statement and the 2013 Annual Report are available at www.hmhco.com.

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HOUGHTON MIFFLIN HARCOURT COMPANY

PROXY STATEMENT

GENERAL INFORMATION

As used in this proxy statement, the terms “we,” “us,” “our,” “HMH” and the “Company” refer to Houghton Mifflin Harcourt Company, formerly known as HMH Holdings (Delaware), Inc., and its consolidated subsidiaries, unless otherwise expressly stated or the context otherwise requires.

1. When and where is the Annual Meeting?

Our 2014 Annual Meeting of Stockholders (the “Annual Meeting”) will be held at the John Hancock Back Bay Events Center, located at 180 Berkeley Street, Boston, Massachusetts 02116, on Tuesday, May 13, 2014, at 8:00 a.m. Eastern Time, or at any subsequent time that may be necessary by any adjournment or postponement of the Annual Meeting.

2. What is “Notice and Access” and why did the Company elect to use it?

We are making the proxy solicitation materials available to stockholders who hold shares in “street name” electronically via the Internet under the Notice and Access rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”). On or about March 31, 2014, we will mail to such stockholders a Notice of Internet Availability of Proxy Materials (“Notice”) in lieu of mailing a full set of proxy materials. Accordingly, our proxy materials are first being made available to our stockholders on or about March 31, 2014. The Notice includes information on how to access and review the proxy materials and how to vote via the Internet. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We believe this method of delivery will decrease costs, expedite distribution of proxy materials to you and reduce our environmental impact. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our Annual Meeting. Stockholders who received the Notice but would like to receive a printed copy of the proxy materials in the mail should follow the instructions in the Notice for requesting such materials.

3. Why am I receiving these proxy materials?

We are furnishing you these proxy materials in connection with the solicitation of proxies on behalf of our Board of Directors (the “Board”) for use at the Annual Meeting. This proxy statement includes information that we are required to provide under SEC rules and is designed to assist you in voting your shares.

Proxies in proper form received by us at or before the time of the Annual Meeting will be voted as specified. Stockholders may specify their choices by marking the appropriate boxes on your proxy card. If a proxy card is dated, signed and returned without specifying choices, the proxies will be voted in accordance with the recommendations of the Board set forth in this proxy statement, and, in their discretion, upon such other business as may properly come before the Annual Meeting. Business transacted at the Annual Meeting will be confined to the purposes stated in the Notice of Annual Meeting. Shares of our common stock cannot be voted at the Annual Meeting unless the holder is present in person or represented by proxy.

4. How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to (1) view on the Internet our proxy materials for the Annual Meeting; and (2) instruct us to send proxy materials to you by email. The proxy materials are also

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available on our website at www.hmhco.com in the “Investor Relations” section. Choosing to receive proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment.

5. What is included in the proxy materials?

The proxy materials include:

•	our Notice of Annual Meeting of Stockholders;

•	this proxy statement; and

•	our Annual Report for the year ended December 31, 2013 (the “2013 Annual Report”).

If you receive a paper copy of these materials by mail, the proxy materials also include a proxy card.

6. What does it mean if I receive more than one Notice or proxy card on or about the same time?

It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each Notice or proxy card you receive.

7. Who pays the cost of soliciting proxies for the Annual Meeting?

Proxies will be solicited on behalf of the Board by mail, telephone, email or other electronic means or in person, and we will pay the solicitation costs. We will supply our proxy materials, including our 2013 Annual Report, to brokers, dealers, banks and voting trustees, or their nominees for the purpose of soliciting proxies from beneficial owners, and we will reimburse such recordholders for their reasonable expenses.

8. Who is entitled to vote at the Annual Meeting?

In accordance with our Amended and Restated By-Laws (the “By-Laws”), the Board has fixed the close of business on March 20, 2014 as the record date (the “Record Date”) for determining the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. At the close of business on the Record Date, the outstanding number of our voting securities was 139,994,391 shares. Each stockholder is entitled to one vote for each share of common stock he or she held as of the Record Date. Shares cannot be voted at the Annual Meeting unless the holder is present in person or represented by proxy.

9. What matters will be voted on at the Annual Meeting?

The following matters will be voted on at the Annual Meeting:

•	Proposal 1: To elect the nine (9) director nominees who are named in this proxy statement to the Board;

•	Proposal 2: To approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers;

•	Proposal 3: To recommend, on a non-binding, advisory basis, the frequency of the non-binding, advisory vote regarding the compensation of the Company’s named executive officers;

•	Proposal 4: To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

•	Such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

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10. What is the vote required for each proposal and what are my voting choices?

	Proposal	Vote Required	Broker Discretionary Voting Allowed?

Proposal 1 –	Election of nine directors	Plurality of the votes cast	No

Proposal 2 –	Advisory vote on executive compensation	Majority of the shares entitled to vote and present or represented by proxy	No

Proposal 3 –	Advisory vote on frequency of advisory vote on executive compensation	Plurality of the votes cast	No

Proposal 4 –	Ratification of auditors for fiscal year 2014	Majority of the shares entitled to vote and present or represented by proxy	Yes

With respect to Proposal 1, the election of directors, you may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each nominee for director. A “plurality of the votes cast” means that the nine director nominees that receive the most number of votes cast “FOR” will be elected. If you “ABSTAIN” from voting on Proposal 1, the abstention will have an effect on the outcome of the vote (only because the outcome is determined by the number of affirmative votes for each director).

With respect to Proposals 2 and 4 (or on any other matter to be voted on at the Annual Meeting), you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN” from voting on either Proposal 2 or 4, the abstention will have the same effect as an “AGAINST” vote.

With respect to Proposal 3, you may vote “EVERY YEAR,” “EVERY TWO YEARS,” “EVERY THREE YEARS” or “ABSTAIN.” If you “ABSTAIN” from voting on Proposal 3, the abstention will have an effect on the outcome of the vote (only because the outcome is determined by the number of affirmative votes for each option).

11. Could other matters be decided at the Annual Meeting?

At the date this proxy statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this proxy statement. If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.

12. How does the Board recommend that I vote?

The Board recommends that you vote:

•	FOR the election of the nine (9) director nominees who are named in this proxy statement to the Board;

•	FOR the approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers;

•	FOR the recommendation, on a non-binding, advisory basis, of the frequency of the non-binding, advisory vote regarding the compensation of the Company’s named executive officers as “EVERY YEAR” (an annual vote); and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

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13. How do I vote my shares?

How to vote your shares depends on whether you hold your shares as a “stockholder of record” or as a “beneficial owner,” which terms we explain in Question 14 below. If you are a stockholder of record, you can vote in the following ways:

•	By Internet: by following the Internet voting instructions included in the proxy package sent you (or by going to www.envisionreports.com/HMHC and following the instructions) at any time up until 11:59 p.m., Eastern Time, on May 12, 2014.

•	By Telephone: by following the telephone voting instructions included in the proxy package sent to you (i.e., by calling 1-800-652-VOTE (8683) and following the instructions) at any time up until 11:59 p.m., Eastern Time, on May 12, 2014.

•	By Mail: if you have received a printed copy of the proxy materials from us by mail, you may vote by mail by marking, dating, and signing your proxy card in accordance with the instructions on it and returning it by mail in the pre-addressed reply envelope provided with the proxy materials. The proxy card must be received prior to 11:59 p.m., Eastern Time, on May 12, 2014.

•	In Person: First, you must satisfy the requirements for admission to the Annual Meeting (see below). Then, if you are a stockholder of record and prefer to vote your shares at the Annual Meeting, you must bring proof of identification along with your Notice, proxy card or proof of ownership. You may then vote your shares in person at the meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you are a beneficial owner, you should follow the instructions in the Notice or your broker should give you instructions for voting your shares. In these cases, you may vote by Internet, telephone or mail, as applicable. You may vote your shares beneficially held through your broker in person if you attend the Annual Meeting and you obtain a valid proxy from your broker giving you the legal right to vote the shares at the Annual Meeting.

14. What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholder of Record. You are a stockholder of record if, at the close of business on the Record Date, your shares were registered directly in your name with Computershare Trust Company, N.A., our transfer agent and registrar.

Beneficial Owner. You are a beneficial owner if, at the close of business on the Record Date, your shares were held by a brokerage firm or other nominee and not in your name. Being a beneficial owner means that, like most of our stockholders, your shares are held in “street name.” As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares by following the voting instructions your broker or other nominee provides. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will be able to vote your shares as described below.

15. What do I need to be admitted to the Annual Meeting?

You will need a form of personal identification (such as a driver’s license or passport) along with either your Notice, proxy card or proof of stock ownership to enter the Annual Meeting. If your shares are held beneficially in the name of a bank, broker or other holder of record and you wish to be admitted to the Annual Meeting, you must present proof of your ownership of Houghton Mifflin Harcourt Company stock, such as a bank or brokerage account statement.

16. Are there other things I should know if I intend to attend the Annual Meeting?

Please note that no cell phones, PDAs, computers, pagers, cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

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17. What will happen if I do not vote my shares?

Stockholders of Record. If you are the stockholder of record and you do not vote by proxy card, by telephone, via the Internet or in person at the Annual Meeting, your shares will not be voted at the Annual Meeting.

Beneficial Owners. If you are the beneficial owner and you do not direct your broker or nominee how to vote your shares, your broker or nominee may vote your shares only on those proposals for which it has discretion to vote. Under the rules of The NASDAQ Stock Market LLC (“NASDAQ”), your broker or nominee generally does not have discretion to vote your shares on significant matters, such as the election of directors and executive compensation proposals, and as such, does not have discretion to vote your shares with regard to Proposals 1, 2 or 3. We believe that Proposal 4 — ratification of our independent auditor — is a routine matter on which brokers and nominees can vote on behalf of their clients, if clients do not furnish voting instructions.

18. What is the effect of a broker non-vote?

Subject to applicable NASDAQ and SEC rules, brokers or other nominees who hold shares for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions. A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to certain proposals. Accordingly, a broker non-vote will not impact our ability to obtain a quorum, nor will it impact the outcome of voting on Proposals 1, 2 or 3. Because brokers are entitled on vote on Proposal 4, we do not anticipate any broker non-votes with regard to this proposal.

19. May I revoke my proxy or change my vote?

Yes, our By-Laws provide that you may revoke a proxy you have given at any time before it is voted at the Annual Meeting by: (1) delivering to our Secretary a letter revoking the proxy, which our Secretary must receive prior to the Annual Meeting; (2) delivering to our Secretary a new proxy, bearing a later date than the previous proxy, which our Secretary must receive prior to the Annual Meeting; or (3) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting does not, standing alone, constitute your revocation of a proxy. You may change your vote at any time prior to the voting of your shares at the Annual Meeting by: (1) casting a new vote by telephone or over the Internet by the time and date set forth in Question 13 above; or (2) sending a new proxy card with a later date that is received prior to the Annual Meeting.

20. Where do I send a stockholder proposal for consideration at the Company’s 2015 Annual Meeting of Stockholders?

If you wish to propose a matter for consideration at our 2015 Annual Meeting of Stockholders, the proposal should be mailed by certified mail, return receipt requested, to our Secretary, at the Company’s principal executive office, 222 Berkeley Street, Boston, Massachusetts 02116. To be eligible under the SEC stockholder proposal rule (Rule 14a-8(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) for inclusion in our proxy statement for the 2015 Annual Meeting of Stockholders and form of proxy expected to be made available in March 2015, a proposal must be received by our Secretary at our principal executive office on or before November 27, 2014 at 5:00 p.m., Eastern Time. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. For additional requirements, see “Stockholder Proposals for the 2015 Annual Meeting” below in this proxy statement.

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21. How can I find the results of the Annual Meeting?

We will announce preliminary results at the Annual Meeting. We will publish final results in a current report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

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PROPOSAL 1: ELECTION OF DIRECTORS

The Board is elected by the stockholders to oversee their interest in the overall success of our business and financial strength. The Board serves as our ultimate decision-making body to the extent set forth in our Amended and Restated Certificate of Incorporation and By-Laws. The Board also selects and oversees members of our senior management, who, in turn, oversee our day-to-day business and affairs.

Nominees for the Board of Directors

Nine directors are to be elected at the Annual Meeting to serve until the Company’s next annual meeting of stockholders or until their successors are elected and qualified, subject, however, to a director’s earlier death, resignation, retirement, disqualification or removal. The proxy will be voted in accordance with the directions stated on the card, or, if no directions are stated, for election of each of the nine nominees listed below. Upon the recommendation of the Nominating, Ethics and Governance Committee, the members of the Board have nominated our current directors for election. Mr. Sheru Chowdhry, a current director, has been designated by the Company’s stockholders affiliated with Paulson & Co. Inc. (“Paulson”) to be nominated for election to the Board pursuant to the Company’s Amended and Restated Director Nomination Agreement, dated as of August 2, 2013 (the “Director Nomination Agreement”). The director nominees for election named below are willing to be duly elected and to serve. If any such nominee is not a candidate for election at the Annual Meeting, an event that the Board does not anticipate, the proxies will be voted for a substitute nominee. We set forth information with respect to the business experience, qualifications and affiliations of our director nominees below:

Sheru Chowdhry

Director Since June 2012

Age: 40

Board Committees: Audit Committee; and Compensation Committee

Sheru Chowdhry served as a member of the board of directors from March 2010 through March 2012 and rejoined the board in June 2012. Mr. Chowdhry joined Paulson & Co. Inc., a hedge fund, in 2004 as a Senior Vice President and has been a Managing Director and Head of Distressed & Bankruptcy Research since 2008. Previously, he was a research analyst at DebtTraders Inc., covering distressed and bankrupt securities, and an investment banker in the Mergers & Acquisitions Group at JP Morgan Securities. Mr. Chowdhry’s financial expertise and significant experience with debt and equity capital markets render him a valuable member of the board.

L. Gordon Crovitz

Director Since August 2012

Age: 55

Board Committees: Compensation Committee; and Nominating, Ethics and Governance Committee

L. Gordon Crovitz has served as a member of the board of directors since August 2012. From 1980-2007, Mr. Crovitz held a number of positions with Dow Jones and the Wall Street Journal culminating in his role as Executive Vice President for Dow Jones and Publisher of The Wall Street Journal. He was co-founder of e-commerce software company Press+ in 2009. Mr. Crovitz serves on the Board of Directors at Minneapolis Star Tribune, and Marin Software. He is on the board of the American Association of Rhodes Scholars. Mr. Crovitz’s management roles in the publishing industry and extensive experience as a director enables him to provide the Company with valuable guidance.

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Lawrence K. Fish (Chairman of the Board)

Director Since August 2010

Age: 69

Board Committees: Audit Committee; Compensation Committee; and Nominating, Ethics and Governance Committee

Lawrence K. Fish has served as a member of the board of directors since August 2010 and Chairman of the Board since January 2011. Mr. Fish served as Chairman and Chief Executive Officer of Citizens Financial Group, Inc. (“Citizens”) from 2005 to 2008 and before as Chairman, President and Chief Executive Officer, from 1992, of Citizens. Mr. Fish is a member of the Corporation (Board of Trustees) of Massachusetts Institute of Technology. He serves on the boards of Textron Inc., Tiffany & Co., and NBH Holdings Corp. He is also an Honorary Trustee of the Brookings Institution in Washington D.C. Mr. Fish’s extensive experience in the areas of finance, marketing, general management and corporate governance enables him to provide the Company with effective leadership on the board of directors.

Jill A. Greenthal

Director Since June 2012

Age: 57

Board Committees: Audit Committee; and Nominating, Ethics and Governance Committee (Chair)

Jill A. Greenthal has served as a member of the board of directors since June 2012. Ms. Greenthal has been a Senior Advisor in Private Equity at the Blackstone Group since 2007, working closely with the company’s global media and technology teams to assist in investments in those sectors. She also currently serves as a director of Akamai Technologies, Michaels Stores and The Weather Channel Companies and previously served as a director of Orbitz Worldwide from 2007 to 2013. Prior to 2007, Ms. Greenthal was an investment banker and partner at Blackstone and Credit Suisse First Boston. Ms. Greenthal has extensive experience in the media industry and in advising technology and media companies, which enables her to provide valuable guidance to the Company.

John F. Killian

Director Since January 2011

Age: 59

Board Committees: Audit Committee (Chair); and Compensation Committee

John F. Killian has served as a member of the board of directors since January 2011. Mr. Killian was Executive Vice President for Verizon and served as Verizon’s Chief Financial Officer from March 2009 through October 2010. Prior to becoming CFO, Mr. Killian was President of Verizon Business from October 2005 until March 2009, the Senior Vice President and Chief Financial Officer of Verizon Telecom from June 2003 until October 2005, and the Senior Vice President and Controller of Verizon Telecom from April 2002 until June 2003. Mr. Killian serves on the board of directors at ConEdison Inc. and is Chairman of the Board of Providence College. Mr. Killian brings extensive financial expertise to the board, as well as significant management and leadership experience.

John R. McKernan, Jr.

Director Since September 2012

Age: 65

Board Committees: Compensation Committee (Chair)

John R. McKernan, Jr. served as a member of the board of directors from August 2010 through June 2012 and rejoined the board in September 2012. Mr. McKernan is currently President of the U.S. Chamber of Commerce Foundation in Washington, D.C. and Chairman and Chief Executive Officer of McKernan

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Enterprises, Inc., in Portland, Maine. He is the former Chairman of Education Management Corporation, a provider of post-secondary education in North America, where he served as Chief Executive Officer from September 2003 until February 2007 and continues to serve as a director. Mr. McKernan is a director of BorgWarner Inc. and served as Governor of the State of Maine from 1987 to 1995. Mr. McKernan is currently Chairman of the Board of Directors of The Foundation for Maine’s Community Colleges and served on the board of the U.S. Chamber of Commerce’s Institute for a Competitive Workforce. Mr. McKernan brings to the board superior leadership capabilities, knowledge of the legal and legislative processes and significant prior experience as a director.

Jonathan F. Miller

Director Since May 2013

Age: 57

Board Committees: Compensation Committee; and Nominating, Ethics and Governance Committee

Jonathan F. Miller joined the board of directors in May 2013. Mr. Miller served as the Chairman and Chief Executive Officer of the Digital Media Group at News Corp. and was its Chief Digital Officer from April 2009 to September 2012. Previously, Mr. Miller was the Founder and Partner at Velocity Interactive Group, an investment firm focusing on internet and digital media, from its inception in February 2007 to April 2009. Prior to founding Velocity, Mr. Miller served as the Chief Executive Officer of America Online, Inc., or AOL and previously as Chief Executive Officer and President of USA Information and Services. Mr. Miller is a trustee of the American Film Institute and The Paley Center for Media. Mr. Miller serves on the boards of TripAdvisor, Shutterstock and AMC Networks Inc. Mr. Miller has extensive experience in the internet and digital media industry, which enables him to provide valuable guidance to the Company.

E. Rogers Novak, Jr.

Director Since November 2012

Age: 65

Board Committees: Audit Committee; and Nominating, Ethics and Governance Committee

E. Rogers Novak, Jr. has served as a member of the board of directors since November 2012. He is a founder and managing member of Novak Biddle Venture Partners, an early-stage venture fund focused on investment opportunities in businesses focused on education, security, big data analytics, and business-to-business-to-consumer. Mr. Novak formerly served as Lead Director of Blackboard which was acquired by Providence Equity Partners. Mr. Novak currently serves on several private company boards and is a member of the External Relations Council for the Department of Homeland Security’s Predict project. He also serves on the Board of Trustees for Kenyon College where he sits on the Budget, Financial and Audit Committee and the Information Resources Committee. From 2008 to 2011, Mr. Novak held a seat on the Board of the National Venture Capital Association and was their Treasurer and a member of their Executive Committee from 2009 to 2011. Mr. Novak’s significant prior experience as a director, especially in the education technology sector, render him a valuable member of the board.

Linda K. Zecher (President and Chief Executive Officer)

Director Since September 2011

Age: 60

Board Committees: None

Linda K. Zecher joined the Company in September 2011 as President, Chief Executive Officer and Director. Previously, she served as Corporate Vice President of Microsoft’s Worldwide Public Sector organization since 2009. She also served as Microsoft’s Vice President Public Sector, Americas and Asia Pacific from 2008 to 2009, and as Vice President, U.S. Public Sector from 2003 to 2008. Prior to joining Microsoft in 2003, Ms. Zecher held leadership positions with Texas Instruments, Bank of America, PeopleSoft, Oracle and

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Evolve Corp. She currently serves on the U.S. State Department’s Board for Overseas Schools, the Focused Ultrasound Surgery Foundation Advisory Council, and the Emily Couric Leadership Forum. Ms. Zecher is also a former member of the Intelligence National Security Association, the Virginia Piedmont Technology Council, and James Madison University’s Board of Visitors. Ms. Zecher’s extensive sales, marketing and technology experience enables her to provide the Company with effective leadership in the conduct of its rapidly changing business.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NINE DIRECTOR NOMINEES NAMED ABOVE.

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CORPORATE GOVERNANCE

Code of Conduct

We have adopted a code of conduct policy (the “Code of Conduct”) which applies to all directors, officers and employees of the Company. The Code of Conduct is the foundation of our ethics and compliance program and covers a wide range of areas. Many of our policies are summarized in the Code of Conduct, including our policies regarding conflict of interest, honest and ethical conduct, discrimination and harassment, confidentiality and compliance with laws and regulations applicable to the conduct of our business. All employees are required to comply with the Code of Conduct and are subject to disciplinary action, including termination, for violations. The Code of Conduct is published on our website at www.hmhco.com under the heading “Investor Relations” and is also available in print to any person who requests it by writing to: Houghton Mifflin Harcourt Company, Investor Relations, 222 Berkeley Street, Boston, Massachusetts 02116. Any amendments to the Code of Conduct or the grant of a waiver from a provision of the Code Conduct requiring disclosure under applicable SEC rules will be disclosed on our website. Under our Code of Conduct all employees have a duty to report any violation or suspected violation of the policy or the law to the appropriate personnel as identified in the policy.

Director Independence

A majority of our directors must be “independent” as such term is defined by the applicable rules and regulations of NASDAQ and the federal securities laws. We have determined that Lawrence K. Fish, John R. McKernan, Jr., John F. Killian, L. Gordon Crovitz, Sheru Chowdhry, Jill A. Greenthal, E. Rogers Novak, Jr., and Jonathan F. Miller are independent, but Sheru Chowdhry does not meet the independence requirements of NASDAQ and Rule 10A-3 of the Exchange Act applicable to members of the Audit Committee.

We also comply with the independence requirements of the federal securities laws and NASDAQ rules relating to the composition of our committees. Under these rules, we are permitted to phase in the independence of our Audit Committee by having a fully independent committee within one year of the listing of our common stock on NASDAQ, which will occur on November 14, 2014. We have a majority of independent members on our Audit Committee and intend to have our Audit Committee to be comprised entirely of independent directors within one year of our initial listing on NASDAQ, as permitted by the applicable rules. Our Compensation Committee and Nominating, Ethics and Governance Committee are comprised entirely of independent directors.

Board Meetings and Annual Meeting Attendance by Board Members

We expect each of our Board members to attend each meeting of the Board and of the committees on which he or she serves. We expect our directors to attend our annual meeting of stockholders. During 2013, the Board met thirteen times and took two actions by unanimous written consent. In 2013, no member of the Board attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board (held during the period for which he or she has been a director) and (ii) the number of meetings held by all committees of the Board (during the periods that he or she served on such committees). All of our directors attended our 2013 Annual Meeting of Stockholders.

Board Policy on Conflicts of Interest and Related Party Transactions

Our corporate governance guidelines establish directors’ duties to adhere to our Code of Conduct, including our policies on conflicts of interest, and to avoid any activity, investment, interest, or association that creates or appears to create a conflict of interest between their personal interests and the best interests of the Company as a whole. We have a compliance committee (the “Compliance Committee”), of which the permanent members are our Compliance Officer, who chairs the Compliance Committee, our head of Human Resources, our Corporate Controller, and the head of our Internal Audit function. The Compliance Committee administers the program for ensuring compliance with our Code of Conduct. We require directors to report any potential conflicts of interest

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promptly to the Compliance Officer, Compliance Committee or the Legal Department. We do not, without approval of the Audit Committee of the Board, permit a director or executive officer, or his or her immediate family member (i.e., spouse, parent, step-parent, child, step-child, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law or anyone (other than a tenant or employee) who shares that person’s home) or any other person meeting the definition of “related person” under Item 404 of Regulation S-K promulgated under the Exchange Act (each, a “related person”), to enter into a transaction in which we are a participant if: (a) the amount involved exceeds $120,000; and (b) the related person has or will have a direct or indirect material interest. We annually solicit information from directors and executive officers to monitor potential conflicts of interest and comply with SEC requirements regarding approval or disclosure of “related person transactions.”

Investor Rights Agreement

In connection with our restructuring, on June 22, 2012, we entered into an investor rights agreement (the “Investor Rights Agreement”) with our new stockholders. The Investor Rights Agreements contains, among others, provisions granting our stockholders party thereto from time to time certain registration rights as described in further detail below and provisions related to confidentiality, holdback agreements and our public reporting obligations.

Registration Rights

The Investor Rights Agreement provides our stockholders party thereto from time to time with certain registration rights.

Under the Investor Rights Agreement, we are required to use commercially reasonable efforts to file and cause to become effective, a shelf registration statement (on Form S-3 if permitted) for the benefit of all stockholders party to the Investor Rights Agreement, and any individual holder or holders of 15% or more of our outstanding common stock can demand an unlimited number of “shelf takedowns,” so long as the total offering size exceeds $100 million.

Each holder or holders who own at least 15% of our outstanding common stock have: (i) one Form S-1 demand registration right per annum, which may be conducted in an underwritten offering as long as the total offering price is at least $100 million; and (ii) unlimited Form S-3 demand registration rights, which may be conducted in underwritten offerings as long as the total offering price is at least $100 million, each subject to customary cutback provisions.

Each stockholder party to the Investor Rights Agreement has unlimited piggyback registration rights with respect to underwritten offerings, subject to certain exceptions and limitations.

The foregoing registration rights are subject to certain cutback provisions and customary suspension/blackout provisions. We have agreed to pay all registration expenses under the Investor Rights Agreement, except that the selling stockholders may be responsible for their pro rata shares of underwriters’ fees, commissions and discounts (subject to the exception described below), stock transfer and certain legal expenses. We will pay the registration expenses for our shelf registration statement we intend to file on or about March 28, 2014 and will be required to pay certain expenses of the selling stockholders, including one firm of counsel for the selling stockholders, for any shelf takedown under the shelf registration statement. Under the Investor Rights Agreement, we have agreed to pay all underwriting discounts and commissions applicable to the sale of the common stock in connection with the first underwritten demand registration or shelf takedown by stockholders under the shelf registration statement. In connection with the registrations described above, we have agreed to indemnify the stockholders against certain liabilities. In addition, pursuant to the terms of the Investor Rights Agreement, in November of 2013, we paid the underwriting discounts and commissions applicable to the selling stockholders’ sale of our common stock in our initial public offering, which were $0.72 per share, for a total of approximately $15.1 million.

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The Investor Rights Agreement also contains certain holdback agreements that apply to each stockholder party to the Investor Rights Agreement. Generally, without our prior consent and subject to limited exceptions, the stockholders party to the Investor Rights Agreement have agreed not to publicly sell or distribute our equity securities for the 180-day period beginning on the date of pricing of our initial public offering and, if participating in a future shelf takedown or other underwritten public offering, during the seven days prior to the pricing of that offering and for the 90-day period beginning on such date.

Indebtedness

Affiliates of certain of our stockholders, including the stockholders holding 5% or more of our common stock, also currently own a portion of our indebtedness, including indebtedness outstanding under our term loan facility.

Indemnification Arrangements

We have entered into agreements with our executive officers and directors to provide contractual indemnification in addition to the indemnification provided for in our charter documents. We believe that these provisions and agreements are necessary to attract qualified executive officers and directors. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Other

Ms. Jill Greenthal, one of our directors, is a senior advisor to The Blackstone Group L.P. An affiliate of The Blackstone Group L.P. was an underwriter in our initial public offering.

A company controlled by Jason Lee Rhodes, an immediate family member of the Company’s Chief Executive Officer, performed web-site design services for the Company in 2013. For the year ended December 31, 2013, the Company was billed $124,771 for such services.

Board Leadership Structure

We currently separate the roles of Chairman of the Board and the Chief Executive Officer. Our President and CEO, Linda Zecher, is responsible for setting our strategic direction and our day-to-day leadership and performance, while the Chairman of the Board, Lawrence Fish, provides guidance to our CEO and presides over meetings of the Board. The Board believes that the separation of the two roles appropriately balances the need for our CEO to run our day-to-day operations, with significant involvement and authority vested in an outside independent director.

Board Role in Risk Oversight

The Board is responsible for reviewing and approving the risk management strategy and framework consistent with its duty to direct the management of the business and affairs of the Company. The Audit Committee, under powers delegated to it by the Board, is responsible for discussing with the Company’s management the major financial, operational, legal, compliance and other significant risks, as well as the Company’s risk assessment and risk management policies and practices in place. The Audit Committee works directly with members of senior management and the Company’s internal audit team to review and assess our risk management initiatives, including the Company’s compliance programs, and reports as appropriate to the Board. In addition, the Audit Committee meets as appropriate: (i) as a committee to discuss the Company’s risk management policies and exposures; and (ii) with the Company’s independent auditors to review our internal control environment and potential significant risk exposures.

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The Compensation Committee oversees the management of risks relating to our executive compensation programs and employee benefit plans. In fulfillment of its duties, the Compensation Committee has direct responsibility for reviewing and approving the compensation of our executive officers and other compensation matters. The Compensation Committee meets regularly with senior management to understand the financial, human resources and stockholder implications of compensation decisions and reports these matters to the Board.

The Nominating, Ethics and Governance Committee oversees risk related to the Company’s corporate governance structure and director selection process.

The Board engages in the oversight of risk in various ways. The Board sets goals and standards for the Company’s employees, officers and directors. Implicit in this philosophy is the importance of sound corporate governance. It is the duty of the Board to serve as a prudent fiduciary for stockholders and to oversee the management of the Company. During the course of each year, the Board reviews the structure and operation of various departments and functions of the Company. In these reviews, the Board discusses with management, material risks affecting those departments and functions and management’s approach to mitigating those risks. The Board reviews and approves management’s operating plans and any risks that could affect the results of those operating plans. In its review and approval of annual reports on Form 10-K, the Board reviews the Company’s business and related risks, including as described in the “Business,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the reports. The Audit Committee updates these risks quarterly in connection with the preparation of quarterly reports on Form 10-Q. When the Board reviews particular transactions and initiatives that require Board approval, or that otherwise merit Board involvement, the Board generally includes related analysis and risk mitigation plans among the matters addressed with senior management. The day-to-day identification and management of risk is the responsibility of the Company’s management. As the market environment, industry practices, regulatory requirements and the Company’s business evolve, it is expected that senior management and the Board will respond with appropriate risk mitigation strategies and oversight.

Committees of the Board

Our Board has an Audit Committee, a Compensation Committee, and a Nominating, Ethics and Governance Committee. The Board committees are chaired by independent directors, each of whom reports to the Board at Board meetings on the activities and decisions made by their respective committees. The Board makes committee assignments and designates committee chairs based on a director’s independence, knowledge and areas of expertise. We believe this structure helps facilitate efficient decision-making and communication among our directors and fosters efficient Board functioning at Board meetings. The Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. We describe the current functions and members of each committee below. More detailed descriptions of the functions, duties and responsibilities of the Audit Committee, the Compensation Committee and the Nominating, Ethics and Governance Committee are included in each committee’s respective charter, which are each available in the link entitled “Corporate Governance” located within the “Investor Relations” section of our website at www.hmhco.com.

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The table below provides current committee memberships and fiscal year 2013 committee meeting information:

Director	Audit(1)	Compensation(2)	Nominating, Ethics and Governance(3)
Sheru Chowdhry	Member	Member
L. Gordon Crovitz		Member	Member
Lawrence K. Fish	Member	Member	Member
Jill A. Greenthal	Member		Chair
John F. Killian	Chair(4)	Member
John R. McKernan, Jr.		Chair
Jonathan F. Miller		Member	Member
E. Rogers Novak, Jr.	Member		Member
Linda K. Zecher
Total Committee Meetings	9	6	5
Actions by Written Consent	0	0	0

(1)	The Board has determined that all Audit Committee members: (A) are financially literate; and (B) meet the criteria for independence set forth in Rule 10A-3 under the Exchange Act and Rule 5605 of the NASDAQ rules, except Mr. Chowdhry does not meet the independence requirements of NASDAQ and Rule 10A-3 of the Exchange Act applicable to members of the Audit Committee. As permitted by applicable NASDAQ and SEC rules, we intend to have an Audit Committee comprised entirely of directors meeting the independence requirements set forth in Rule 10A-3 under the Exchange Act and Rule 5605 of the NASDAQ rules applicable to members of the Audit Committee within one year of our initial listing. We believe Mr. Chowdhry’s participation on the Audit Committee has been useful during our transition from a private to a public company and has not affected the ability of our Audit Committee to act independently or satisfy our obligations under Rule 10A-3 of the Exchange Act.
(2)	All members of the Compensation Committee meet the standards for independence required by NASDAQ.
(3)	All members of the Nominating, Ethics and Governance Committee meet the standards for independence required by NASDAQ.
(4)	Director is an “audit committee financial expert” as defined by SEC Rules and Regulations implementing Section 407 of the Sarbanes-Oxley Act of 2002.

Audit Committee

Our Audit Committee Charter, effective in November 2013, sets forth the duties of the Audit Committee. The Audit Committee oversees and meets with management, the internal auditors and the independent auditors to review internal accounting controls and accounting, auditing, and financial reporting matters. Our Audit Committee recommends to the Board the appointment of our independent auditors, reviews and approves the scope of the annual audits of our financial statements, reviews our internal controls over financial reporting, reviews and approves any non-audit services performed by the independent auditors, reviews the findings and recommendations of the internal and independent auditors and periodically reviews major accounting policies. Mr. Killian is the chair of the Audit Committee and is an “audit committee financial expert” under the rules of the SEC implementing Section 407 of the Sarbanes-Oxley Act of 2002.

Compensation Committee

Our Compensation Committee Charter, effective in November 2013, sets forth the duties of the Compensation Committee. The Compensation Committee approves the compensation of our executive officers, executive bonus allocations and other compensation matters. Our Compensation Committee reviews our compensation philosophy and strategy and considers the material risks that face us in evaluating compensation, administers

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incentive compensation and equity incentive plans, reviews the CEO’s performance and compensation and reviews other special compensation matters, such as executive employment agreements and severance arrangements. Mr. McKernan is the chair of the Compensation Committee.

Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee have ever served as an officer or employee of the Company. During 2013, none of the members of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. None of our executive officers served as a member of the board of directors or compensation committee, or similar committee, of any other company whose executive officer(s) served as a member of our board of directors or our Compensation Committee.

The Compensation Committee retained an independent consultant to assist it in fulfilling its responsibilities. Since January 2011, the Compensation Committee has utilized Frederic W. Cook & Co., Inc. as its compensation consultant. Frederic W. Cook & Co. advises the Compensation Committee on a variety of topics, including, among others, our equity compensation program, the evaluation of the alignment of our compensation program with our stockholders’ interests, the risks presented by our executive compensation program structure, the assessment of the program compared to our peers and director and executive compensation trends. In retaining and utilizing Frederic W. Cook & Co., the Compensation Committee considered, among other factors, the independence of Frederic W. Cook & Co. according to the factors that it is required to consider under Rule 10C-1 of the Exchange Act and Rule 5605 of the NASDAQ rules. Frederic W. Cook & Co. does not have any other relationship with or provide any other services to us and the Compensation Committee has determined that it is independent and has no conflicts of interest with us.

Nominating, Ethics and Governance Committee

Our Nominating, Ethics and Governance Committee Charter, effective in November 2013, sets forth the duties of the Nominating, Ethics and Governance Committee. The Nominating, Ethics and Governance Committee identifies individuals qualified to become members of the Board, develops and recommends corporate governance guidelines and oversees the evaluation of the Board and management. Ms. Greenthal is the chair of the Nominating, Ethics and Governance Committee.

With respect to director nominee procedures, the Nominating, Ethics and Governance Committee utilizes a broad approach for identification of director nominees and may seek recommendations from our directors, officers, stockholders or it may choose to engage a search firm. In evaluating and determining whether to ultimately recommend a person as a candidate for election as a director, the Nominating, Ethics and Governance Committee considers the qualifications set forth in our corporate governance guidelines, including the highest personal and professional ethics, integrity and values, demonstrated business acumen, experience and ability to use sound judgment to contribute to effective oversight of the business or financial affairs of the Company, strategic planning, diversity and independence from management. It also takes into account specific characteristics and expertise that it believes will enhance the diversity of knowledge, expertise, background and personal characteristics of the Board. The Nominating, Ethics and Governance Committee may engage a third party to conduct or assist with the evaluation. Ultimately, the Nominating, Ethics and Governance Committee seeks to recommend to the Board those nominees whose specific qualities, experience and expertise will augment the current Board’s composition and whose past experience evidences that they will: (1) dedicate sufficient time, energy and attention to ensure the diligent performance of Board duties; (2) comply with the duties and responsibilities set forth in our corporate governance guidelines and in the By-Laws of the Company; (3) comply with all duties of care, loyalty and confidentiality applicable to them as directors of publicly-traded corporations organized in our jurisdiction of incorporation; and (4) adhere to our Code of Conduct including, but not limited to, the policies on conflicts of interest expressed therein. The Company encourages director and executive officer stock ownership but does not currently have formal guidelines in place regarding the stock ownership of its directors. The Nominating, Ethics and Governance Committee periodically monitors director stock ownership levels to determine whether formal guidelines are warranted.

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The Nominating, Ethics and Governance Committee considers stockholder recommendations of qualified nominees when such recommendations are submitted in accordance with the procedures described in the By-Laws. To have a nominee considered by the Nominating, Ethics and Governance Committee for election at the 2015 Annual Meeting of Stockholders, a stockholder must submit the recommendation in writing to the attention of our Secretary at our corporate headquarters no later than February 12, 2015 and no sooner than January 13, 2015. Any such recommendation must include the information required under our By-Laws. Once we receive the recommendation, we will deliver to the stockholder nominee a questionnaire that requests additional information about his or her independence, qualifications and other matters that would assist the Nominating, Ethics and Governance Committee in evaluating the stockholder nominee, as well as certain information that must be disclosed about him or her in our proxy statement or other regulatory filings, if nominated. Stockholder nominees must complete and return the questionnaire within the timeframe provided to be considered for nomination by the Nominating, Ethics and Governance Committee.

Other than Mr. Chowdhry, the Nominating, Ethics and Governance Committee received no recommendation for a director nominee from any stockholder for the director election to be held at the Annual Meeting.

Director Nomination Agreement

We are party to the Director Nomination Agreement with investment funds and managed accounts affiliated with Paulson. Under the Director Nomination Agreement, Paulson has the right to nominate a director to our Board (the “Holder Director”). Paulson’s right to nominate the Holder Director to our Board will continue so long as Paulson holds at least 15% of our issued and outstanding common stock. The current Holder Director and current nominee for Holder Director at the Annual Meeting is Mr. Chowdhry.

Under the Director Nomination Agreement, we have agreed to take all actions reasonably necessary to ensure that Paulson’s nominee is included in the Board’s slate of nominees for each election of directors, the nominee is included in our proxy statement for each stockholder meeting to elect directors and each replacement nominee is elected by our Board to fill a vacancy created by the Holder Director or as a replacement. If requested by Paulson, we have also agreed to cause the Holder Director to be designated as a member of each committee of our Board unless the designation would violate legal restrictions or the rules and regulations of the national securities exchange on which our common stock is listed. If the Holder Director is not Mr. Chowdhry, the nominee must be selected in consultation with our Nominating, Ethics and Governance Committee. Under the Director Nomination Agreement, if Paulson transfers at least 15% of our issued and outstanding common stock to a transferee, the nominating rights with respect to the Holder Director (and any successor in the event of a vacancy) may be assigned to that transferee, subject to our consent (which may not be unreasonably withheld) but may not be assigned to any subsequent transferees.

Executive Sessions of Non-Management Directors

The Board has regularly scheduled executive sessions during the year at which non-management directors are not present and over which the Chairman presides.

Communications with the Board of Directors

The Board has established the following procedure for stockholders to communicate with members of the Board and for all interested parties to communicate with the presiding director or the non-management directors as a group. All such communications should be addressed to the attention of our Secretary at our corporate headquarters located at 222 Berkeley Street, Boston, Massachusetts 02116. The Secretary collects and maintains a log of each such communication and forwards any that the Secretary believes requires immediate attention to the appropriate member or group of members of the Board, who then determines how such communication should be addressed.

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DIRECTOR COMPENSATION

The Nominating, Ethics and Governance Committee of our board of directors is responsible for reviewing and recommending non-employee director compensation to the full board for its approval. We pay our non-employee directors a mix of cash and equity-based compensation. We do not provide any perquisites or retirement benefits to our non-employee directors. We do not provide any additional compensation to our employee directors for serving as board members.

The compensation paid to our non-employee directors consists of an annual retainer for board service, of which a portion is paid in cash and a portion in equity, plus an annual cash retainer for service as a member or chair of certain committees. Our non-employee directors (other than the Chairman of the Board) receive annual compensation of $165,000, of which $80,000 is payable in cash and $85,000 is payable in the form of RSUs described below. Our Chairman receives annual compensation of $250,000, of which $120,000 is payable in cash and $130,000 is payable in RSUs. The Company also reimburses all of its directors for expenses they incur in connection with attending Board and committee meetings.

Each member of the Audit Committee (other than the Chairperson) receives an annual retainer of $10,000, and the Chairperson of the Audit Committee receives an annual retainer of $25,000. Each member of the Compensation Committee (other than the Chairperson) receives an annual retainer of $10,000, and the Chairperson of the Compensation Committee receives an annual retainer of $25,000. Each member of the Nominating, Ethics and Governance Committee (other than the Chairperson) receives an annual retainer of $5,000, and the Chairperson of the Nominating, Ethics and Governance Committee receives an annual retainer of $12,500. Cash compensation is payable quarterly. The schedule of retainers paid to our non-employee directors in effect as of December 31, 2013 is as follows:

Position	Annual Retainer for Membership	Additional Retainer for Chair role
Board of Directors	$165,000	$85,000
Audit Committee	$10,000	$15,000
Compensation Committee	$10,000	$15,000
Nominating, Ethics and Governance Committee	$5,000	$7,500

Prior to Fiscal 2013, equity grants to our non-employee directors were made at different times (generally based on the date they joined the Board). The Board decided that for administrative convenience it would generally make all ongoing grants to non-employee directors on a single date, except in the case of new directors joining during the year. The Board determined to use June 22 (the anniversary of our emergence from bankruptcy) as the grant date for Fiscal 2013, and that such grant would cover the period from the date of grant through May 31, 2014, with future grants expected to be made on June 1, 2014 and each June 1 thereafter. The resulting annual RSU grant for Fiscal 2013 was prorated to reflect that the period covered by this grant was less than a full year. In addition, in the case of Messrs. Crovitz, McKernan and Novak (each of whose immediately preceding RSU grant was awarded less than one year prior to the date of the Fiscal 2013 grant (i.e., after June 22, 2012)), the Fiscal 2013 RSU grant was further reduced to reflect that the immediately preceding grant covered less than a full year of service on the Board. The resulting pro-rated dollar amount of each non-employee director’s annual RSU grant is shown in the Director Compensation Table below. The grants of RSUs in Fiscal 2013 were valued based on a $13.38 per share value, which was the fair value of the common stock at the time of grant. The RSUs generally vest on the first anniversary of the date of grant, subject to continued service as a member of the Board (except that the Fiscal 2013 grant will vest on May 31, 2014 in accordance with the new alignment of annual grants to occur on June 1, 2014).

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Director Compensation Table—Fiscal 2013

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Other ($) (3)	Total
Lawrence K. Fish	145,000	122,186	44,743	311,929
John F. Killian	115,000	79,879	—	194,879
Jill A. Greenthal	102,500	79,879	—	182,379
L. Gordan Crovitz	95,000	67,087	—	162,087
John R. McKernan, Jr.	105,000	60,772	—	165,772
E. Rogers Novak, Jr.	95,000	44,957	—	139,957
Jonathan F. Miller	60,027	88,977	—	149,004
Sheru Chowdhry (4)	—	—	—	—

(1)	Represents the aggregate cash retainers for board and committee service.
(2)	Represents the aggregate grant date fair value of RSUs granted during Fiscal 2013 in accordance with the Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, Stock Compensation (disregarding any forfeiture assumptions). For the assumptions made in determining these values, See Note 11 to the Consolidated Financial Statements included in the Company’s most recent Annual Report on Form 10-K for Fiscal 2013. These awards were granted on June 22, 2013 and will vest on May 31, 2014. As of December 31, 2013, Mr. Fish held 9,132 RSUs, each of Mr. Killian and Ms. Greenthal held 5,970 RSUs, Mr. Crovitz held 5,014 RSUs, Mr. McKernan held 4,542 RSUs, Mr. Novak held 3,360 RSUs, and Mr. Miller held 6,650 RSUs. No other non-employee directors held any stock awards.
(3)	Represents portion of salary and benefits paid to Mr. Fish’s executive assistant not attributed to services rendered to the Company.
(4)	Mr. Chowdhry is not considered an independent director and did not receive any director compensation.

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EXECUTIVE OFFICERS

The current executive officers for the Company are set forth below:

Name	Age	Position
Linda K. Zecher	60	President, Chief Executive Officer and Director
Eric L. Shuman	59	Executive Vice President and Chief Financial Officer
William F. Bayers	59	Executive Vice President, Secretary and General Counsel
Timothy L. Cannon	59	Executive Vice President, HMH International and Global Strategic Alliances
Mary J. Cullinane	46	Chief Content Officer and Executive Vice President, Corporate Affairs
Lee R. Ramsayer	49	Executive Vice President, U.S. Sales
John K. Dragoon	53	Executive Vice President and Chief Marketing Officer
Gary L. Gentel	61	President, HMH Trade and Consumer Publishing Group
Brook M. Colangelo	36	Senior Vice President and Chief Information Officer

Set forth below is certain additional information concerning the Company’s executive officers, including their respective positions with the Company and prior business experience (other than Ms. Zecher, for whom such information is provided above under the caption “Proposal 1: Election of Directors”).

Non-Director Executive Officers

Eric L. Shuman

Executive Vice President and Chief Financial Officer

Eric L. Shuman joined the Company in October 2009 as Chief Operating Officer and was appointed Chief Financial Officer in late 2011 following the appointment of President and CEO Linda Zecher. In this role, Mr. Shuman oversees finance and operations across the organization. Prior to joining the Company, Mr. Shuman served as Chief Executive Officer of Thomson Lifelong Learning Group, a division of The Thomson Corporation, which specializes in training, skills assessment, and higher education publishing. Previously, Mr. Shuman was Senior Vice President and Chief Financial Officer for Thomson Learning, and Chief Financial Officer for Thomson Newspapers. In those capacities, he led several business integrations, restructurings and significant mergers and acquisitions, spanning fifteen years with Thomson.

William F. Bayers

Executive Vice President, Secretary and General Counsel

William F. Bayers joined the Company in May 2007 as Senior Vice President, Secretary and General Counsel and was made Executive Vice President, Secretary and General Counsel in March 2008. Previously, he served as Vice President and General Counsel of Harcourt Education Group. Mr. Bayers oversees all legal, regulatory and corporate matters for the Company.

Timothy L. Cannon

Executive Vice President, HMH International and Global Strategic Alliances

Before joining the Company in November 2011, Timothy L. Cannon was Senior Director of Business Strategy for Microsoft’s Worldwide Public Sector organization from September 2008 to November 2011, where he oversaw the development and execution of business strategies to better serve Government, Education and Health customers and partners worldwide. Prior to that role, Mr. Cannon was Senior Director of Business Strategy for Microsoft’s U.S Public Sector from October 2006 to September 2008. He has also held leadership roles at companies like Digital Equipment Corporation and Oracle. Mr. Cannon is the Chairman of the Advisory Board of the Center for Entrepreneurship and Innovation at the University of Florida.

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Mary J. Cullinane

Chief Content Officer and Executive Vice President, Corporate Affairs

Mary J. Cullinane joined the Company in February 2012. As Chief Content Officer and Executive Vice President of Corporate Affairs, Ms. Cullinane oversees the strategy and development of next generation content and applications as well as all HMH communications and philanthropic activities. Previously, Ms. Cullinane served an 11-year career at Microsoft, most recently serving as their Worldwide Senior Director, Innovation and Education Policy. At Microsoft, she focused on driving innovative programs and initiatives including National Program Manager of the Anytime Anywhere Learning, architect of the Philadelphia School of the Future, and National Manager of Microsoft’s K–12 marketing, programs and strategic investments. Prior to that, Ms. Cullinane was an educator for 10 years at a regional high school in the state of New Jersey.

Lee R. Ramsayer

Executive Vice President, U.S. Sales

Before joining the Company in February 2012, Lee R. Ramsayer served as Senior Vice President of Sales for Monster Worldwide, Inc.’s Government Solutions sector. Prior to his role at Monster, Mr. Ramsayer served as Manager, Government Sales and Consulting Services for Microsoft from January 2004 to February 2005. Mr. Ramsayer currently serves on the board of Innovate Education, a national organization focused on STEM education.

John K. Dragoon

Executive Vice President and Chief Marketing Officer

John K. Dragoon joined the Company in April 2012. Previously, he served as Chief Marketing Officer and Channel Chief of Novell from October 2003 to April 2011, where he led the company’s Marketing and Partner programs for over seven years. Prior to joining Novell, Mr. Dragoon served as Senior Vice President, Marketing and Product Management at Art Technology Group (“ATG”) from 2002 to 2003. Before ATG, Mr. Dragoon served as Vice President, Operations at Internet Capital Group from 2000 to 2002. Mr. Dragoon also spent more than 16 years at IBM, where he held a number of marketing and sales positions.

Gary L. Gentel

President, HMH Trade and Consumer Publishing Group

Gary L. Gentel joined the Company in October 2003 as Corporate Vice President and Director of Trade Sales and was promoted to Interim President of the combined Trade Group in July 2007. He was given the permanent position in December of that year. Previously, he served as President of Candlewick Press—a children’s publisher based in Cambridge, SVP of Trade Sales at Scholastic Books, and SVP and Publisher of The Grosset and Dunlap Group at GP Putnam’s Sons—now a division of Penguin Books. Mr. Gentel started his publishing career as a Sales Representative at Random House in 1980, rising to VP of Children’s Sales by 1990.

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Brook M. Colangelo

Senior Vice President and Chief Information Officer

Brook Colangelo joined the Company in January 2013 from the Executive Office of the President and the White House where he held the role of Chief Information Officer (“CIO”) from January 2009 to January 2013. In November 2008 he joined President-Elect Obama’s team as Deputy Technology Team Leader to lead the technology effort for the Obama-Biden transition project. From June 2007 to November 2008 he was the CIO for the Democratic National Convention Committee. He also held senior IT leadership roles with The American Red Cross’ Hurricane Recovery Program and QRS Newmedia.

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COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis (“CD&A”) describes the Company’s executive compensation programs and compensation decisions in Fiscal 2013 for our named executive officers, who for Fiscal 2013 includes:

Name	Title
Linda K. Zecher	President and Chief Executive Officer (“CEO”)
Eric L. Shuman	Executive Vice President, Chief Financial Officer (“CFO”)
Mary J. Cullinane	Chief Content Officer and Executive Vice President, Corporate Affairs
Lee R. Ramsayer	Executive Vice President, U.S. Sales
Brook M. Colangelo	Senior Vice President, Chief Information Officer

Executive Summary

Our Fiscal 2013 revenues of $1,379 million were up $93 million from $1,286 million in Fiscal 2012 (+7.2%). Additionally, our Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA) for Fiscal 2013 were $325 million, up from $320 million in Fiscal 2012 (+1.6%). Our Education segment net sales for Fiscal 2013 increased $79 million to $1,208 million from $1,129 million in Fiscal 2012 (+7.0%) and our Trade Publishing segment increased sales by $14 million from $157 million in Fiscal 2012 to $171 million in Fiscal 2013 (+8.9%), an all-time high.

In addition to year over year improvements in net sales and adjusted EBITDA, notable operating achievements during Fiscal 2013 were as follows:

•	Completed our successful initial public offering in November 2013;

•	Acquired two companies and made a preferred stock investment in a third company to support strategic growth;

•	Unified the ecommerce business to consumer platform, hmhco.com, to enhance direct sales channels and create a single portal for customers to purchase education and consumer content;

•	Repriced our debt, reducing our interest rate by 200 basis points;

•	Strengthened our Trade Publishing segment international and product expansion through an agreement with Hachette Book Group and the launch of additional Curious George apps; and

•	Strengthened our International relationships with existing customers and formed new relationships.

We urge stockholders to read our Annual Report for the fiscal year ended December 31, 2013, filed with the SEC, which describes our businesses and Fiscal 2013 financial results in greater detail.

Highlights of the Compensation Committee’s key executive compensation decisions for Fiscal 2013 include the following:

•	Determination and award of special bonuses in January 2013 in recognition of work relating to our emergence from bankruptcy in June 2012, payable in both cash and restricted stock units (RSUs);

•	The award of stock options to Ms. Cullinane and Messrs. Ramsayer and Colangelo, in recognition of their expanded responsibilities at the Company.

•	Determination and award of annual incentive bonuses for Fiscal 2013 to our named executive officers in amounts between 85% and 95% of their respective maximum amounts, in recognition of the delivery of year over year growth and certain operating achievements as noted above; and

•	Negotiating and entry into new employment agreements with our CEO and CFO.

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Compensation Program Philosophy and Objectives

The goal of the Company’s compensation program for its named executive officers is the same as for the entire Company, which is to foster compensation policies and practices that attract, engage, and motivate high caliber talent by offering a competitive pay and benefits program. The Company is committed to a total compensation philosophy and structure that provides flexibility in responding to market factors; rewards and recognizes superior performance; aligns our management’s interests with those of long-term shareholders; attracts highly skilled, experienced, and capable employees; and is fair and fiscally responsible. The Compensation Committee does not adhere to rigid formulas when determining the amount and mix of compensation elements. Compensation elements for each executive are reviewed in a manner that optimizes the executive’s contribution to the Company and reflects an evaluation of the compensation paid by the Company’s competitors. The Compensation Committee reviews both current pay and the opportunity for future compensation to achieve an appropriate mix between equity incentive awards and cash payments in order to meet its objectives. The mix of compensation elements is designed to reward recent results and motivate long-term performance through a combination of cash and equity incentive awards.

Our executive compensation program consists of the following elements:

Compensation Element	Objective
Base Salary	• Attract and retain talented and skilled employees by providing a competitive, fixed level of cash compensation

Annual Cash Bonus	• Motivate and reward employees to achieve or exceed our current-year financial goals by providing variable, performance-based cash compensation earned based on achieving pre-established annual goals

Equity/Long-term Incentives

•    Align an employee’s interest with that of our stockholders and encourage executive decision-making that maximizes value creation over the long-term by using grants of stock options (provide value only to the extent that the stock price increases over the grant price) and restricted stock units (both of which aid in retention of key employees in a highly competitive market for talent)

Employee Benefits	• Enhance our competitiveness in the markets in which we compete for executive talent

Employment and Severance Arrangements

•    Enable us to attract and retain talented executives

•    Protect our interests through appropriate restrictive post-employment covenants, including non-competition and non-solicitation

•    Enable management to analyze objectively any potential change in control transaction and provide for continuity of management through any potential change in control situation

The Process of Setting Executive Compensation

Our Compensation Committee meets throughout the year to evaluate the performance of our named executive officers, to determine their bonuses for the prior fiscal year, to establish the individual and corporate performance objectives for each executive for the current fiscal year, and to consider and approve any grants of equity

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incentive compensation. Our Compensation Committee also reviews the appropriateness of the financial measures used in our incentive plans and the degree of difficulty in achieving specific performance targets. Our Compensation Committee engages in an active dialogue with our CEO concerning strategic objectives and performance targets. All Compensation Committee decisions are recommended to the board of directors and the board of directors ultimately makes the final determination.

In making compensation decisions, the Compensation Committee considers the following:

•	Company Performance. The Compensation Committee reviews the Company’s operational performance and the achievement of its pre-established goals for the fiscal year.

•	Executives’ Performance. The Compensation Committee evaluates an executive’s performance during the year including leadership qualities, responsibilities, and contribution to the Company’s performance. The relative importance of each factor varies among the Company’s named executive officers depending on their positions and the particular operations or functions for which they are responsible.

•	Recommendations of the Chief Executive Officer. The Compensation Committee considers the recommendations of our CEO, who assesses the performance of the other named executive officers and adjustments to their base salary and other elements of compensation.

•	Market Data. With the assistance of its independent compensation consultant, the Compensation Committee considers market data as a point of reference in determining compensation increases for the named executive officers and in reviewing compensation plan designs.

Management’s Role in the Compensation-Setting Process

Our CEO, Ms. Zecher, plays a significant role in the compensation-setting process. Ms. Zecher evaluates the performance of the other named executive officers, recommends business performance targets and objectives for the other named executive officers, and recommends salary and bonus levels and equity awards for other executive officers. All recommendations of Ms. Zecher are subject to Compensation Committee and board of directors approval. Ms. Zecher’s compensation, performance targets, and objectives are established and reviewed by the Compensation Committee and upon approval are recommended to the board of directors. The board of directors sets Ms. Zecher’s compensation based upon a recommendation from the Compensation Committee.

Independent Compensation Consultant’s Role in the Compensation-Setting Process

In Fiscal 2013, the Compensation Committee retained Frederic W. Cook & Co., Inc. (“F.W. Cook”) as its independent executive compensation consultant. F.W. Cook provides advice to the Compensation Committee on matters related to the fulfillment of the Committee’s responsibilities under its charter and on a wide range of executive compensation and related governance matters. As advisor to the Compensation Committee, F.W. Cook is responsible for reviewing management’s materials and proposals on behalf of the Committee, reviewing the Company’s executive compensation peer group, providing market data on executive compensation plan design and levels, informing the Compensation Committee of developing trends and regulatory considerations affecting executive compensation and benefit programs, and providing general advice to the Compensation Committee with respect to compensation decisions pertaining to the CEO and other executive officers. In accordance with applicable SEC and NASDAQ requirements, the Committee reviewed F.W. Cook’s independence and concluded that the work of the compensation consultant did not raise any conflicts of interest.

Peer Group

The Compensation Committee utilizes a peer group to periodically evaluate the competitiveness of executive officer compensation opportunities and to benchmark the Company’s executive compensation program design

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and governance features. The Compensation Committee aims to identify companies that are of comparable size (based on revenue and market capitalization) and are in the same or a similar industry focusing on publishing and educational content. In Fiscal 2013, the Compensation Committee approved a peer group consisting of the following 16 companies:

Blackbaud Inc.	The E.W. Scripps Company	K12 Inc.	Nuance Communications Inc.
Bright Horizons Family Solutions Inc.	Gannett Co., Inc.	LeapFrog Enterprises, Inc.	PTC Inc.
Career Education Corp.	Hasbro, Inc.	Meredith Corporation	Scholastic Corp.
DeVry Education Group Inc.	John Wiley & Sons Inc.	The New York Times Company	Take-Two Interactive Software, Inc.

In establishing the compensation arrangements and the employment agreements for our CEO and CFO during Fiscal 2013, the Compensation Committee referenced market data compiled by its independent compensation consultant for the peer group shown above as well as a group of companies that had generally become publicly traded companies within the previous three years.

Elements of Executive Compensation

Base Salary

Base pay provides executives with a base level of regular income. In determining a named executive officer’s base salary, we consider the executive’s qualifications, experience, and industry knowledge, the quality and effectiveness of their leadership at our Company, the scope of their responsibilities and future potential, the goals and objectives established for the executive, the executive’s past performance, internal pay equity, market data for the position, and other factors as deemed appropriate. In addition, we consider the other components of the executive officer’s compensation and the mix of performance-based pay to total compensation. The Compensation Committee does not apply any specific weighting to these factors. The minimum salaries for the named executive officers are as reflected in applicable employment or offer letter agreements.

The annual base salaries as of December 31, 2013 for our named executive officers were as follows:

Named Executive Officer	Salary
Linda K. Zecher	$850,000
Eric L. Shuman	$550,000
Mary J. Cullinane	$325,000
Lee R. Ramsayer	$400,000
Brook M. Colangelo	$275,000

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Annual Cash Bonus

Our Fiscal 2013 bonus program is intended to motivate and reward performance by providing incentive bonuses based upon meeting and exceeding individual and Company performance goals. For Fiscal 2013, we awarded annual incentive bonuses to our named executive officers under our senior executive bonus plan (the “Bonus Plan”). Each named executive officer has a specified payout target as a percentage of base salary based on the executive’s position and level of responsibility. The named executive officers had the following bonus targets (as a percentage of base salary) for Fiscal 2013:

Named Executive Officer	Bonus Target Percentages
Linda K. Zecher	125%
Eric L. Shuman	100%
Mary J. Cullinane	100%
Lee R. Ramsayer	100%
Brook M. Colangelo	75%

Under the Bonus Plan, the amount of the total bonus pool available to participants was determined based upon two bonus objectives: achievement of the Fiscal 2013 corporate adjusted EBITDA target of $340,000,000 and the revenue target of $1,470,000,000, including achievement of consumer and international division revenue targets. The Bonus Plan is meant to be self-funding and, pursuant to the Bonus Plan, no bonus pool would be established unless the Company achieved a threshold level of corporate adjusted EBITDA which was set at 89.8% of the target.

In Fiscal 2013, the Company achieved corporate adjusted EBITDA of approximately $325,000,000 and revenue of approximately $1,378,600,000. Although the Company did not achieve its financial performance targets, it did exceed the threshold level of corporate adjusted EBITDA. The Compensation Committee, after consultation with the CEO, determined that it was appropriate to pay annual bonuses for Fiscal 2013 at lower than target levels. With respect to our named executive officers other than Ms. Zecher, Ms. Zecher recommended to the Compensation Committee the size of the individual awards by considering such named executive officers’ success in relation to predetermined individual performance goals and the Company’s achievement in comparison to the financial targets set forth above. Ms. Zecher recommended that Mr. Shuman, Ms. Cullinane, Mr. Ramsayer and Mr. Colangelo be paid an annual bonus in an amount equal to 85%, 93%, 95% and 85%, respectively, of each officer’s target bonus, and such awards were approved by the Compensation Committee. With respect to our CEO, the Compensation Committee reviews and evaluates her performance against pre-set performance goals determined by the Compensation Committee, which for Fiscal 2013 included the Company’s revenue and EBITDA targets, and revenue growth targets in its consumer and international division, as well as personal objectives relating to customer relationships, company leadership and management succession and development plans, and enhancing and fostering the company’s culture as it relates to accountability, pay for performance, and open communication and employee engagement. Based on its review of Ms. Zecher’s Fiscal 2013 performance, and the Company’s achievement in comparison to the financial targets set forth above, the Compensation Committee awarded a bonus equal to approximately 85% of her target bonus.

Special Fiscal 2013 Bonuses

Based on the successful completion of the Company’s restructuring in Fiscal 2012 and in recognition of their substantial efforts in the process, the Compensation Committee approved an award on January 30, 2013 of a special bonus (the “Special Bonus”) to our CEO and CFO, equal to 100% and 50% of their then base salaries ($750,000 and $250,000), respectively, payable in two equal installments. The first installment (50%) of the Special Bonus was paid to the executives immediately in cash. The second installment (50%) was awarded in the form of restricted stock units (“RSUs”) pursuant to the MIP (defined below) that vested on the first anniversary of the date of grant.

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In August 2013, in connection with the preparation for our initial public offering, we entered into new employment agreements with Ms. Zecher and Mr. Shuman, which were approved by the board of directors upon recommendation of the Compensation Committee. See “—Employment Agreements” for a description of the terms of these new employment agreements. In August 2013, the Compensation Committee also approved a special cash bonus to our CEO of $1 million. This award was made in connection with the signing of her employment agreement and also in recognition of her substantial contributions since joining the Company in navigating the restructuring and preparing the Company for its initial public offering.

Equity Incentives

Equity-based awards provide the Company with the flexibility to motivate, attract, and retain the services of employees upon whose judgment, interest, and special effort the successful conduct of our operation is largely dependent. We believe that equity awards provide long-term incentives to executive officers because they tie the executive officers’ financial interests to those of our shareholders. In connection with our emergence from bankruptcy, all previously granted equity awards were cancelled. All equity awards that have been granted following the emergence from bankruptcy (including after our initial public offering) are made under our 2012 Management Incentive Plan (the “MIP”), which is designed to align the interests of our stockholders and executive officers by increasing the proprietary interest of our executive officers in our growth and success, to advance our interests by attracting and retaining key employees, and motivating such executives to act in our long-term best interests. To date, we have granted equity awards in the form of stock options and RSUs to promote the success and enhance the value of the Company by providing participants with an incentive for increasing shareholder value.

In accordance with the MIP, the exercise price of all stock options cannot be less than 100% of the fair value (as determined under the MIP) of the common stock on the date of the grant. Stock options generally are subject to a four-year vesting schedule and expire seven years after the date of grant. RSUs generally are subject to a three-year vesting schedule, except for the RSUs granted to Ms. Zecher and Mr. Shuman pursuant to the Special Bonus described above, which vested upon the one year anniversary following the date of grant.

In connection with the entry into the new employment agreements with Ms. Zecher and Mr. Shuman as we were preparing for our initial public offering, the Compensation Committee recommended and the board of directors approved grants to Ms. Zecher and Mr. Shuman of 110,000 and 20,000 RSUs, respectively, See “—Employment Agreements” for a description of the terms of these new employment agreements. These RSUs vest in equal installments on each of the first three anniversaries of the grant date. In addition, the Compensation Committee, acting on the recommendation of Ms. Zecher, approved grants in Fiscal 2013 of stock options to Ms. Cullinane and Messrs. Ramsayer and Colangelo, in recognition of their expanded responsibilities at the Company. These stock option grants vest in equal installments on each of the first four anniversaries of the grant date.

See the “Grants of Plan-Based Awards For Fiscal Year 2013” table for a more detailed description of each equity award granted in Fiscal 2013 to our named executive officers.

On January 31, 2014, the CEO recommended and the Compensation Committee approved grants of RSUs to our named executive officers other than our CEO (as well as to other employees, including the CEO’s direct reports) reflecting their performance and contributions to the Company during Fiscal 2013, as follows:

Named Executive Officer	RSUs Granted in Fiscal 2014
Linda K. Zecher	0
Eric L. Shuman	2,599
Mary J. Cullinane	1,300
Lee R. Ramsayer	1,300
Brook M. Colangelo	1,300

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Because these RSU grants were made during Fiscal 2014, they do not appear in the Summary Compensation Table or the Grants of Plan-Based Awards Table for Fiscal 2013 in this proxy statement.

Employee Benefits

Executive officers participate in other employee benefit plans generally available to all employees on the same terms, such as a 401(k) plan with a Company matching contribution. In addition, certain executive officers participate in an executive life insurance plan. We also provide parking, tax preparation, moving expenses, and tax gross-ups for moving expenses to certain of our named executive officers. These plans are designed to enable us to attract, retain and focus our executive officers in a competitive marketplace.

Employment Agreements and Change in Control Arrangements

As noted above, in Fiscal 2013 we entered into new employment agreements with our CEO and CFO in connection with the preparation for our initial public offering. We previously entered into employment offer letters with our other named executive officers. See “—Employment Agreements” and “—Potential Post-Employment Payments Upon Termination or Change in Control” for a description of the terms of these arrangements.

We believe that companies should provide reasonable severance benefits to executive officers due to the greater level of difficulty they face in finding comparable employment in a short period of time and greater risk of job loss or modification as a result of a change-in-control transaction than other employees. In recognition of the need to retain key personnel during a period of significant change and uncertainty, we adopted the HMH Holdings (Delaware), Inc. Change in Control Severance Plan (the “Change in Control Severance Plan”) in December 2012. The Change in Control Severance Plan is designed (i) to retain our executives and (ii) to align their interests with our stockholders’ interests so that they can consider transactions that are in the best interests of our stockholders and maintain their focus without concern regarding how any such transaction might personally affect them. The Change in Control Severance Plan provides for “double trigger” severance payments, which means that both a change in control and a termination of employment must occur in order for a named executive officer’s severance benefits to be triggered in connection with a change in control.

See “—Potential Post-Employment Payments Upon Termination or Change in Control” for a more detailed description of the benefits payable under the Change in Control Severance Plan.

Looking Forward to Fiscal 2014

In early 2014, with the assistance of F. W. Cook, the Committee undertook an in-depth review of the design of the Company’s annual incentive plan. Its primary objectives in redesigning the plan were to continue to focus the management team on driving growth in revenue and profit and to utilize a more metric-based funding approach while retaining some discretion to motivate and reward achievement of individual and strategic objectives. In February 2014, the Committee approved a revised annual incentive plan which, for the CEO and her direct reports, will be based 90% on the achievement of specific revenue and EBITDA goals and 10% on the achievement of individual objectives, which may be financial and strategic in nature.

Throughout the course of 2014, the Committee plans to review additional components of the executive compensation program with specific focus on long-term incentives. The Committee will also conduct an assessment of risk related to our executive compensation programs.

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Summary Compensation Table For Fiscal Year 2013

The following table sets forth the cash and non-cash compensation paid by us or incurred on our behalf to our named executive officers during Fiscal 2013 and Fiscal 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Linda K. Zecher	2013	834,615	1,375,000	2,098,703	—	900,000	27,934	5,236,252
Chief Executive Officer	2012	750,000	—	—	10,205,262	900,000	67,409	11,922,671

Eric L. Shuman	2013	542,308	125,000	438,401	—	467,500	17,075	1,590,284
Executive Vice President/ Chief Financial Officer	2012	500,000	—	—	4,535,676	480,000	17,075	5,532,751

Mary J. Cullinane
Chief Content Officer and Executive Vice President, Corporate Affairs	2013	325,000	—	—	948,066	302,250	9,630	1,584,946

Lee R. Ramsayer	2013	396,154	37,500	—	639,824	380,000	—	1,453,478
Executive Vice President/ U.S. Sales

Brook M. Colangelo	2013	264,423	—	—	567,400	175,313	76,343	1,083,479
Senior Vice President/Chief Information officer

(1)	For Ms. Zecher, this figure represents a $1,000,000 signing bonus paid in August 2013 in connection with the signing of her new employment agreement and the cash portion ($375,000) of the Special Bonus paid to Ms. Zecher in January 2013. For Mr. Shuman, this figure represents the cash portion ($125,000) of the Special Bonus paid to him in January 2013. For Mr. Ramsayer, this figure represents the final quarter ($37,500) of a $150,000 bonus paid to him in connection with the signing of his offer letter.
(2)	Represents the aggregate grant date fair value of stock options and RSUs granted during Fiscal 2013 and Fiscal 2012 in accordance with the Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, Stock Compensation (disregarding any forfeiture assumptions). For the assumptions made in determining these values, see Note 11 to the Consolidated Financial Statements included in the Company’s most recent Annual Report on Form 10-K for Fiscal 2013. These values do not correspond to the actual values that may be realized by our named executive officers for these awards.
(3)	Represents annual bonus awards in respect of the year indicated, although the awards were actually paid in the following year.
(4)	For Ms. Zecher, this amount represents Company-paid life insurance premiums ($15,364); parking ($5,220); and employer matching contributions to our 401(k) plan ($7,350). For Mr. Shuman, this amount represents Company-paid life insurance premiums ($4,505); parking ($5,220); and employer matching contributions to our 401(k) plan ($7,350). For Ms. Cullinane, this amount represents parking ($2,280); and employer matching contributions to our 401(k) plan ($7,350). For Mr. Colangelo, this amount represents parking ($2,280), moving expense reimbursements ($62,535); and tax gross-ups for moving ($11,527).

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Grants of Plan-Based Awards For Fiscal Year 2013

The following table details grants to our named executive officers during Fiscal 2013:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1) ($)	All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise Price of Option Awards ($)	Grant Date Fair Value ($) (4)
Linda K. Zecher	1/30/13 8/1/13	1,062,500	34,884 110,000	— —	— —	375,003 1,723,700

Eric L. Shuman	1/30/13 8/1/13	550,000	11,628 20,000	— —	— —	125,001 313,400

Mary J. Cullinane	7/25/13	325,000	—	327,484	13.48	948,066

Lee R. Ramsayer	1/30/13	400,000	—	245,614	12.50	639,824

Brook M. Colangelo	1/7/13 7/25/13	206,250	— —	40,000 160,000	12.50 13.48	104,200 463,200

(1)	For a description of the material terms of these awards, please see “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Cash Bonus.” There are no threshold or maximum amounts under the annual cash bonus plan.
(2)	The RSUs granted on 1/30/2013, as part of the Special Bonus vested on the one year anniversary of the grant date. The RSUs granted on 8/1/2013 vest in equal increments on each of the first, second and third anniversaries of the grant date.
(3)	Options vest in equal increments on each of the first, second, third and fourth anniversaries of the applicable grant date.
(4)	Represents the aggregate grant date fair value of stock options and RSUs granted during Fiscal 2013 in accordance with the Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718, Stock Compensation (disregarding any forfeiture assumptions). For the assumptions made in determining these values, see Note 11 to the Consolidated Financial Statements included in the Company’s most recent Annual Report on Form 10-K for Fiscal 2013. These values do not correspond to the actual values that may be realized by our named executive officers for these awards.

Employment Agreements

We have entered into an employment agreement with each of our named executive officers. For a description of the severance benefits each executive officer is entitled to receive upon a termination of employment pursuant to the terms of his or her employment agreement, please see “—Potential Post-Employment Payments Upon Termination or Change in Control.”

Linda K. Zecher

We entered into a new employment agreement with Ms. Zecher (the “Zecher Agreement”), effective August 1, 2013. The Zecher Agreement provides that Ms. Zecher will continue to serve as our President and CEO until her employment is terminated by us or by Ms. Zecher, which may be at any time, with or without cause, subject to the provisions of the Zecher Agreement. The Zecher Agreement provides for Ms. Zecher to be a member of our board of directors, and for her to receive the following compensation and benefits: (i) a three-year term with extensions for successive one-year periods thereafter unless either party gives notice of non-renewal at least ninety days in advance; (ii) a base salary of $850,000 through the end of 2013 and a base salary of $935,000 beginning January 1, 2014 (subject to annual review for increases only); (iii) a target annual bonus equal to 125% of base salary (actual payment may be more or less, based on actual performance); (iv) a signing bonus of $1,000,000 (which was paid on August 12, 2013); (v) 110,000 RSUs, subject to annual vesting in three equal

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tranches on the first, second and third anniversaries of August 1, 2013, subject to Ms. Zecher’s continued employment; and (vi) four weeks paid vacation, and participation in all group health, life and disability plans, retirement plans and other employee benefits on a basis consistent with other senior executives. The Zecher Agreement further provides that Ms. Zecher is entitled to be indemnified for her acts and omissions (to the maximum extent permitted by law) and is covered by our directors and officers liability insurance policy to the same extent as members of the board of directors. Ms. Zecher also confirmed her obligations under her existing restrictive covenant agreement, which include a covenant not to engage in any business that competes with us or to solicit employees or customers during the term of her employment and for a period of one year thereafter, as well as non-disparagement, confidentiality and intellectual property provisions.

Eric L. Shuman

We entered into a new employment agreement with Mr. Shuman (the “Shuman Agreement”), effective August 1, 2013. The Shuman Agreement provides that Mr. Shuman will continue to serve as our Executive Vice President and CFO until his employment is terminated by us or by Mr. Shuman, which may be at any time, with or without cause, subject to the provisions of the Shuman Agreement. The Shuman Agreement provides for the following compensation and benefits: (i) a three-year term with extensions for successive one-year periods thereafter unless either party gives notice of non-renewal at least ninety days in advance; (ii) a base salary of $550,000 through the end of 2013 and a base salary of $575,000 beginning January 1, 2014 (subject to annual review for increases only); (iii) a target annual bonus equal to 100% of base salary (actual payment may be more or less, based on actual performance); (iv) 20,000 RSUs, subject to annual vesting in three equal tranches on the first, second and third anniversaries of August 1, 2013, subject to Mr. Shuman’s continued employment; and (v) four weeks paid vacation, and participation in all group health, life and disability plans, retirement plans and other employee benefits on a basis consistent with other senior executives. The Shuman Agreement further provides that Mr. Shuman is entitled to be indemnified for his acts and omissions (to the maximum extent permitted by law) and is covered by our directors and officers liability insurance policy to the same extent as members of our board of directors. Mr. Shuman also confirmed his obligations under his existing restrictive covenant agreement, which include a covenant not to engage in any business that competes with us or to solicit employees or customers during the term of his employment and for a period of one year thereafter, as well as non-disparagement, confidentiality and intellectual property provisions.

Mary J. Cullinane

We entered into an offer letter on October 21, 2011, with Mary Cullinane , with an effective date of January 2, 2012. Ms. Cullinane’s offer letter provides that Ms. Cullinane will serve as our Senior Vice President Corporate & Social Responsibility, until her employment is terminated by us or by Ms. Cullinane, which may be at any time, with or without cause. Ms. Cullinane is entitled to receive an annual base salary of $225,000, is eligible to earn up to $150,000 in annual bonus compensation and is eligible to participate in an equity program. Ms. Cullinane is entitled to four weeks of vacation per year.

Ms. Cullinane also executed confidentiality and non-competition agreements, containing a covenant not to engage in any business that competes with us or to solicit employees or customers during the term of his employment and for a period of one year thereafter, as well as non-disparagement, confidentiality, and intellectual property provisions.

Lee R. Ramsayer

We entered into an offer letter on January 25, 2012, with Lee Ramsayer, with an effective date of February 13, 2012. Mr. Ramsayer’s offer letter provides that Mr. Ramsayer will serve as our Executive Vice President and General Manager, until his employment is terminated by us or by Mr. Ramsayer, which may be at any time, with or without cause. Mr. Ramsayer is entitled to receive an annual base salary of $375,000, was eligible to participate in the 2012 Bonus Plan with a target annual bonus equal to 100% of base salary, and is eligible to

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participate in an equity program. Mr. Ramsayer’s offer letter provided for a $75,000 signing bonus and an additional bonus totaling $150,000, payable in equal quarterly installments of $37,500 over the 12 month period following his first day of employment. Mr. Ramsayer is entitled to four weeks of vacation per year.

Mr. Ramsayer also executed confidentiality and non-competition agreements, containing a covenant not to engage in any business that competes with us or to solicit employees or customers during the term of his employment and for a period of one year thereafter, as well as non-disparagement, confidentiality, and intellectual property provisions.

Brook M. Colangelo

We entered into an offer letter on November 2, 2012, with Brook Colangelo, with an effective date of January 7, 2013. Mr. Colangelo’s offer letter provides that Mr. Colangelo will serve as our Chief information Officer/ Senior Vice President IT, until his employment is terminated by us or by Mr. Colangelo, which may be at any time, with or without cause. Mr. Colangelo is entitled to receive an annual base salary of $275,000, was eligible to participate in the Fiscal 2013 Bonus Plan with a target annual bonus equal to 50% of base salary, and is eligible to participate in an equity program.

Mr. Colangelo also executed confidentiality and non-competition agreements, containing a covenant not to engage in any business that competes with us or to solicit employees or customers during the term of his employment and for a period of one year thereafter, as well as non-disparagement, confidentiality, and intellectual property provisions.

Outstanding Equity Awards at Fiscal Year-End 2013

	Option Awards				Stock Awards
Number of Securities Underlying Unexercised Options
Name	Exercisable (#)	Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (4)
Linda K. Zecher	1,842,106	1,842,106	12.50	6/21/19	34,884 110,000	(2) (3)	591,633 1,865,600

Eric L. Shuman	409,357	1,228,071	12.50	6/21/19	11,628 20,000	(2) (3)	197,211 339,200

Mary J. Cullinane	81,872 —	245,616 327,484	12.50 13.48	6/21/19 7/24/20	— —

Lee R. Ramsayer	143,275 —	429,825 245,614	12.50 12.50	11/6/19 1/29/20	— —

Brook M. Colangelo	— —	40,000 160,000	12.50 13.48	1/6/20 7/24/20	— —

(1)	For Ms. Zecher, the options vest 25% on the date of grant and vest 25% on June 22, 2013, June 22, 2014 and June 22, 2015 in equal installments. For all other executives, options vest in equal increments on each of the first, second, third and fourth anniversaries of the applicable grant date.
(2)	These RSUs, granted pursuant to the Special Bonus, vested on January 31, 2014.
(3)	These RSUs generally vest in equal increments on each of the first, second and third anniversaries of their August 1, 2013 grant date.
(4)	The amounts in this column reflect the fair market value of the unvested restricted stock based on the closing stock price of $16.96 on the last trading day in Fiscal 2013.

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Potential Post-Employment Payments Upon Termination or Change in Control

Change in Control Severance Plan

We maintain the Change in Control Severance Plan to help retain key executives by reducing personal uncertainty that may arise from the possibility of a change in control, and to promote their objectivity and neutrality in evaluating transactions that may be in the best interest of the Company and our shareholders. The plan establishes objective criteria to determine whether a change in control has occurred, and provides for severance payments and benefits only on a “double trigger” basis. The “double trigger” design is intended to further our goals to retain key executives upon a change in control.

Each named executive officer participates in the Change in Control Severance Plan. Under this plan, if the executive’s employment is terminated by us other than for “cause” (as defined in the MIP as described below under “Equity Award Provisions”), and other than due to death or disability, or if the executive resigns for “good reason” within two years after a “change in control” or the period commencing on the date of entry into a definitive agreement or following a public announcement by the Company of a transaction or transactions that would result in a change in control (but not earlier than six months preceding the change in control) (the “Change in Control Protection Period”), then HMH or its successor will be obligated to pay or provide the following benefits upon the employee’s execution of a release of claims:

•	A lump sum payment equal to two times annual base salary; plus

•	A lump sum payment equal to 200% (in the case of Ms. Zecher and Mr. Shuman) or 100% (for other named executive officers) of the officer’s target annual bonus; plus

•	A lump sum payment equal to a pro-rata portion of the target annual bonus.

The plan provides for a cutback of severance payments to the safe harbor amount if the payments would be subject to the excise tax imposed by Section 4999 of the Code but only if such reduction would result in a greater net payment to the executive than he or she would have received without such reduction but after paying the excise tax.

The term “good reason” generally means (a) material adverse change in duties or reporting relationship, (b) reduction in salary or annual bonus opportunity not in connection with an across-the-board reduction for other senior executives of the Company, or (c) forced relocation to a place of employment more than fifty miles from the employee’s place of employment immediately prior to the change in control; provided, however, that no termination of an employee’s employment will constitute a termination for good reason unless (i) the executive has first provided the Company with written notice specifically identifying the acts or omissions constituting the grounds for good reason within thirty days after the executive has or should reasonably be expected to have had knowledge of the occurrence thereof, (ii) the Company has not cured such acts or omissions within thirty days of its actual receipt of such notice, and (iii) the effective date of the employee’s termination for good reason occurs no later than ninety days after the initial existence of the facts or circumstances constituting good reason.

The term “change in control” generally means, unless otherwise provided in any employment agreement between the Company and the applicable employee, the occurrence of any one of the following events:

(i)	any person (as such term is used in Section 13(d) of the Exchange Act) (other than a “permitted holder” (as defined in the Change in Control Severance Plan)), together with its affiliates (other than a permitted holder), is or becomes the beneficial owner, directly or indirectly, of more than 50% of the outstanding common stock or voting power of the Company by merger, consolidation, reorganization, or otherwise;

(ii)	the sale of all or substantially all of the Company’s assets, determined on a consolidated basis, to any person or group (as such term is used in Section 13(d) of the Exchange Act) of persons (other than any permitted holder or their affiliates); or

(iii)

the Company combines with another company if, immediately after such combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, less than 50% of the

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capital stock (of any class or classes) having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of the Company of the combined entity; provided, however, that for purposes of this definition, no group will be deemed to have been formed solely by virtue of the execution and delivery of the Restructuring Support Agreement and the Investor Rights Agreement (each as defined in the Change in Control Severance Plan). In addition, the board of directors may specifically provide that an event or transaction that would not otherwise qualify as a Change in Control be treated as a Change in Control for purposes of the Plan.

Equity Award Provisions

According to the terms of our MIP, unless otherwise stated in an award agreement, if a named executive officer’s employment is terminated due to their death or disability or for any other reason except by us for “cause” (as defined below), the unvested portion of their equity awards will expire on the date they are terminated. The vested portion of stock option awards will remain exercisable until the earlier of either the expiration of the option period or 12 months after such termination in the case of termination due to death or disability, 30 days in the case of a voluntary resignation, or 90 days (180 days for Ms. Zecher) after any other termination other than termination by us for cause. If we terminate any named executive officer’s employment for cause, both the unvested and vested equity awards will terminate on the same date their employment is terminated.

Upon a change in control (as defined as in the Change in Control Severance Plan, except that the board of directors does not have an explicit right to provide that an event or transaction that would not otherwise qualify as a change in control be treated as a change in control for purposes of the MIP), and unless otherwise determined by the Compensation Committee and specified in the applicable award notice, all stock options outstanding under the MIP will vest and become exercisable with respect to 100% of the shares of our common stock covered by such stock option.

As a condition to the receipt of a stock option grant, the executive signs a restrictive covenant agreement, which restricts competition and solicitation during employment and for one year thereafter, as well as customary confidentiality and non-disparagement provisions.

For purposes of the MIP, the term “cause” generally means, unless an award notice under the MIP states otherwise, (i) commission or guilty plea or plea of no contest to a felony (or its equivalent under applicable law) or any crime that involves moral turpitude, (ii) conduct that constitutes fraud or embezzlement or any acts of dishonesty in relation to his or her duties with the Company or our affiliates, (iii) engaging in gross negligence, bad faith, or intentional misconduct which causes either reputational or economic harm to the Company or our affiliates, (iv) continued refusal to substantially perform his or her essential duties with respect to the Company or our affiliates, which refusal is not remedied within ten days after written notice from the board of directors, or (v) breach of obligations under any service contract with the Company or our affiliates or any written Company employment policy, including any code of conduct, which is not cured, if curable, within ten days after Company notification of such breach.

Pursuant to their award agreements, RSUs granted in January 2013 to Ms. Zecher and Mr. Shuman fully vest upon a change in control, a termination by us without cause, or a termination of employment due to death or disability. In addition to the above accelerated vesting, Ms. Zecher’s August 2013 RSU award also fully vests upon her termination for good reason or the non-renewal of her employment agreement. Mr. Shuman’s August 2013 award provides that (i) his award fully vests upon a change in control or a termination due to death or disability and (ii) if his service is terminated (x) by a successor to Ms. Zecher as CEO without cause during the period beginning on appointment of a successor to Ms. Zecher as CEO and ending three months thereafter, or (y) executive’s employment voluntarily terminates for good reason during such period, the executive would be entitled to receive immediate accelerated vesting of unvested equity awards determined as if he had completed twelve additional months of employment.

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Employment Agreement for Linda K. Zecher

Pursuant to the Zecher Agreement, upon a termination by us without “cause”, by Ms. Zecher for “good reason” (each as defined below) or due to our non-renewal of the Zecher Agreement, she would be entitled to payment of any bonus earned for the prior fiscal year and vested benefits accrued under other plans, and she would be entitled, subject to her execution of a release of claims, to receive (A) two years of base salary, 50% of which would be paid during the twelve months following such termination with the remainder to be paid in a lump sum on the first anniversary of such termination; (B) an immediate lump sum payment in an amount after taxes sufficient so that Ms. Zecher can pay for one year of COBRA coverage; (C) immediate accelerated vesting of unvested equity awards that would have vested assuming for such purpose that Ms. Zecher had completed an additional twelve months of employment (other than the RSUs granted pursuant to the Zecher Agreement, which would become immediately fully vested), provided that one hundred percent of any then unvested equity awards will immediately vest if such termination of employment occurs during the Change in Control Protection Period (as defined above for the Change in Control Severance Plan); and (D) a pro-rata portion of her annual bonus for the year of termination, payment to be made by the following March 15 based on actual performance. Ms. Zecher is entitled to participate in the Change in Control Severance Plan and, if she becomes entitled to both regular severance and severance under the Change in Control Severance Plan, she will receive the greater of the applicable payments. Pursuant to the Zecher Agreement, no termination or modification in any manner of the terms and conditions of Ms. Zecher’s participation in the Change in Control Severance Plan may be made without her written consent. Ms. Zecher is also entitled to payment of a pro-rata bonus for the year of termination, plus any accrued amounts, upon termination of her employment due to death or disability.

For purposes of the Zecher Agreement and the Shuman Agreement, “cause” generally means: (i) executive’s commission of, or guilty plea or plea of no contest to, a felony (or its equivalent under applicable law) or any crime that involves moral turpitude, (ii) conduct by executive that constitutes fraud or embezzlement or any acts of intentional dishonesty in relation to her or his duties hereunder, (iii) executive having engaged in gross negligence, bad faith or intentional misconduct which causes, or in our reasonable judgment, is likely to cause, either reputational or economic harm to us, (iv) executive’s continued refusal to substantially perform her or his essential duties hereunder, which refusal is not cured, if curable, within ten (10) days after written notice from our board (or our CEO in the case of Mr. Shuman) (which notice specifies in reasonable detail the grounds constituting cause under this subclause), or (v) executive’s material breach of her or his obligations under any of our written policies, including any code of conduct, which is not cured, if curable, within ten days after we notify executive of such breach (which notice specifies in reasonable detail the grounds constituting cause under this subclause). For the avoidance of doubt, “cause” shall not include (i) below par or below average financial performance, in and of itself, (ii) traffic violations, (iii) expense reimbursement disputes when executive acts in reasonable good faith and (iv) acting in good faith upon advice of our legal counsel.

For purposes of the Zecher Agreement and the Shuman Agreement, “good reason” generally means executive’s voluntary termination, upon thirty (30) days prior written notice to us, after any one of the following events: (i) a material reduction or change in job duties, responsibilities and requirements materially inconsistent with executive’s position with us and executive’s prior duties, responsibilities and requirements (including, a material reduction due to our becoming part of a larger entity, unless executive receives substantially the same level of job duties, responsibilities and requirements with respect to the total combined entity and not only with respect to us as a division, subsidiary or business unit of the total combined entity); (ii) a material change in reporting relationship; (iii) executive being required to relocate to a facility or location more than thirty miles outside of Boston, Massachusetts without her or his written consent; or (iv) a material breach of the Zecher Agreement or the Shuman Agreement; provided, however, that a voluntary termination by executive shall not constitute good reason if such event or events are cured by us within thirty days after receipt of written notice from such executive of executive’s intent to terminate employment for good reason.

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Employment Agreement for Eric L. Shuman

Pursuant to the Shuman Agreement, upon a termination by us without “cause”, by Mr. Shuman for “good reason” (each as defined above) or due to our non-renewal of the Shuman Agreement, he would be entitled to payment of any bonus earned for the prior fiscal year and vested benefits accrued under other plans, and, subject to his execution of a release of claims, to receive (A) 1.5 years of base salary, two-thirds of which shall be paid during the twelve months following such termination with the remainder to be paid in a lump sum on the first anniversary of such termination, (B) if (1) a successor to Ms. Zecher as CEO terminates Mr. Shuman without cause during the period beginning on appointment of a successor to Ms. Zecher as CEO and ending three months thereafter, or (2) executive’s employment voluntarily terminates for good reason, provided that he submitted notice of such termination during such period, the executive would be entitled to receive immediate accelerated vesting of unvested equity awards determined as if he had completed twelve additional months of employment, provided that one hundred percent of any then unvested equity awards will immediately vest if such termination of employment occurs during the Change in Control Protection Period (as defined above for the Change in Control Severance Plan); and (C) a pro-rata portion of his annual bonus for the year of termination, payment to be made by the following March 15 based on actual performance. Mr. Shuman is entitled to participate in the Change in Control Severance Plan and, if he becomes entitled to both regular severance and severance under the Change in Control Severance Plan, he will receive the greater of the applicable payments. Pursuant to the Shuman Agreement, no termination or modification in any manner of the terms and conditions of Mr. Shuman’s participation in the Change in Control Severance Plan may be made without his written consent. Mr. Shuman is also entitled to payment of a pro-rata bonus for the year of termination, plus any accrued amounts upon termination of his employment due to death or disability.

Offer Letters for Mary J. Cullinane, Lee R. Ramsayer and Brook M. Colangelo

Ms. Cullinane and Messrs. Ramsayer and Colangelo are employed “at-will” and are not entitled to any severance pursuant to their offer letters. However, upon a termination in connection with a change in control, they would be entitled to termination payments pursuant to the Change in Control Severance Plan.

Termination Payments

The following table sets forth the payments each of our named executive officers would have received if their employment had been terminated due to death or disability, by us without cause or by the executive for good reason on December 31, 2013 and there was no change of control.

		Amount Payable
Name	Benefit	Death, Disability($)	Termination By Us Without Cause ($)	Resignation for Good Reason ($)
Linda K. Zecher	Cash Severance	900,000	2,600,000	2,600,000
	COBRA Payments	—	17,781	17,781
	Equity Acceleration	591,633	6,565,129	6,565,129

Eric L. Shuman	Cash Severance	467,500	1,292,500	1,292,500
	COBRA Payments	—	21,250	21,250
	Equity Acceleration	536,411	197,211	—

Mary J. Cullinane (1)	Cash Severance	—	75,000	—

Lee R. Ramsayer (1)	Cash Severance	—	92,308	—

Brook M. Colangelo (1)	Cash Severance	—	63,462	—

(1)	Ms. Cullinane and Messrs. Ramsayer and Colangelo are employed “at-will” and are not entitled to any severance pursuant to their offer letters. Ms. Cullinane and Messrs. Ramsayer and Colangelo are entitled to twelve weeks of severance in accordance with company policy.

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Change of Control Termination

The following table sets forth the payments each of our named executive officers would have received if a change of control occurred, and, following a change of control, their employment had been terminated due to death or disability, by us without cause or by the named executive officer for good reason, in each case on December 31, 2013.

		Amounts Payable Upon a Change in Control ($)
Name	Benefit	Termination Without Cause	Resignation for Good Reason	Death, Disability
Linda K. Zecher (1)	Cash Severance	3,825,000	3,825,000	2,600,000
	COBRA Payments	17,781	17,781	17,781
	Equity Acceleration	8,807,425	10,673,025	6,565,129

Eric L. Shuman (1)	Cash Severance	2,750,000	2,750,000	1,242,500
	COBRA Payments	21,250	21,250	21,250
	Equity Acceleration	7,289,055	7,289,055	—

Mary J. Cullinane (2)	Cash Severance	1,300,000	1,300,000	—
	Equity Acceleration	2,235,092	2,235,092	—

Lee R. Ramsayer (2)	Cash Severance	1,600,000	1,600,000	—
	Equity Acceleration	3,012,458	3,012,458	—

Brook M. Colangelo (2)	Cash Severance	962,000	962,000	—
	Equity Acceleration	735,200	735,200	—

(1)	Upon a Change in Control (in the absence of a termination of employment), Ms. Zecher would be entitled to Equity Acceleration with a value of $8,807,425, and Mr. Shuman would be entitled to Equity Acceleration with a value of $7,289,055.
(2)	Upon a Change in Control (in the absence of a termination of employment), executives would be entitled to the same Equity Acceleration values as those shown above.

Compensation Committee Interlocks and Insider Participation

During Fiscal 2013, our Compensation Committee consisted of: Messrs. McKernan, Chowdhry, Crovitz, Fish, Killian and Miller. None of these directors has ever served as an officer or employee of the Company. During Fiscal 2013, none of the members of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. None of our executive officers served as a member of the board of directors or compensation committee, or similar committee, of any other company whose executive officer(s) served as a member of our board of directors or our Compensation Committee.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management, and based on this review and discussion, has recommended to the Board that it be included in this proxy statement and incorporated by reference into the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2013.

Compensation Committee Members
John R. McKernan, Jr. (Chair)
Sheru Chowdhry
L. Gordon Crovitz
Lawrence K. Fish
John F. Killian
Jonathan F. Miller

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PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail in the “Compensation Discussion and Analysis” section of this proxy statement, we are committed to a total compensation philosophy and structure that provides flexibility in responding to market factors; rewards and recognizes superior performance; attracts highly skilled, experienced, and capable employees; and is fair and fiscally responsible.

We ask that you support the compensation of our named executive officers as disclosed in the “Compensation Discussion and Analysis” section of this proxy statement and the related executive compensation tables and accompanying narrative disclosures contained herein. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers, as described under the heading “Compensation Discussion and Analysis” and the related executive compensation tables and accompanying narrative disclosures contained in the Company’s proxy statement for the Company’s 2014 Annual Meeting of Stockholders.”

Because your vote is advisory, it will not bind us, the Compensation Committee or our Board. However, our Board and our Compensation Committee value the opinions of our stockholders and will review the voting results of this non-binding, advisory vote and take the voting results into consideration when making future decisions regarding our executive compensation programs and policies.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

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PROPOSAL 3: ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Act enables our stockholders to recommend to the Company by vote, on a non-binding, advisory basis, the frequency with which the Company conducts its advisory stockholder vote regarding the compensation of the Company’s named executive officers at its annual stockholder meetings in the future. As such, through this proposal, we are providing our stockholders with the opportunity to indicate their preference on how frequently the Company should seek an advisory vote on the compensation of the Company’s named executive officers. By voting on this proposal, stockholders may indicate, on a non-binding, advisory basis, whether they would prefer the vote on named executive officer compensation to occur every year, every two years or every three years. Stockholders may also abstain from voting on this proposal.

After careful consideration of this proposal, the Board has determined that an advisory vote on executive compensation that occurs EVERY YEAR (an annual vote) is the most appropriate alternative, and therefore our Board recommends that you vote for a one-year interval for the advisory vote on executive compensation. Stockholders are not voting to approve or disapprove the Board’s recommendation.

In formulating its recommendation, the Board considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in our proxy statement every year. Additionally, an annual advisory vote on executive compensation is consistent with our policy of seeking input from, and engaging in discussions with, our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices on a routine basis. We understand that our stockholders may have different views as to what is the best approach, and we look forward to hearing from our stockholders on this proposal.

Stockholders will be able to specify one of the following three preferences for this proposal on the proxy card, Internet voting instruction form, telephone proxy submission or meeting ballot: “EVERY YEAR,” “EVERY TWO YEARS” or “EVERY THREE YEARS.” Stockholders may also “ABSTAIN” with regard to this proposal.

Because your vote is advisory, it will not bind us, the Compensation Committee or our Board. However, our Board and our Compensation Committee value the opinions of our stockholders and will review the voting results of this vote regarding the frequency of the advisory vote on executive compensation and take the voting results into consideration when making future decisions regarding the frequency of the advisory vote on executive compensation.

THE BOARD RECOMMENDS A VOTE FOR “EVERY YEAR” (AN ANNUAL VOTE) AS THE FREQUENCY WITH WHICH THE COMPANY HOLDS ITS FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION.

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REPORT OF THE AUDIT COMMITTEE

This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

The principal purpose of the Audit Committee is to assist the Board in its general oversight of our accounting practices, system of internal controls, audit processes and financial reporting processes. The Audit Committee is responsible for appointing and retaining our independent auditor (subject to stockholder ratification) and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee’s function is more fully described in the Company’s Audit Committee Charter.

Our management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with U.S. generally accepted accounting principles. PricewaterhouseCoopers LLP, our independent registered public accounting firm for 2013, was responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles.

The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2013 with management and with PricewaterhouseCoopers LLP. These audited financial statements are included in our annual report on Form 10-K for the year ended December 31, 2013.

The Audit Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T regarding “Communication with Audit Committees.”

The Audit Committee also has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from the Company, its employees and agents and the Board.

Based on the review and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2013, for filing with the SEC.

Audit Committee Members

John F. Killian (Chair)

Sheru Chowdhry

Lawrence K. Fish

Jill A. Greenthal

E. Rogers Novak, Jr.

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PROPOSAL 4: RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On February 28, 2014, upon the recommendation of the Audit Committee, the Board appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2014. The Board proposes and recommends that the stockholders ratify this appointment.

Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP served as the Company’s independent registered public accounting firm for 2013. Representatives from PricewaterhouseCoopers LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if they so desire and are expected to be available to respond to any appropriate questions.

The following table sets forth the fees billed to the Company by PricewaterhouseCoopers LLP for services rendered by PricewaterhouseCoopers LLP to the Company for each of the last two years:

	2013	2012
Audit Fees (1)	$2,503,078	$1,857,139
Audit-Related Fees (2)	161,585	6,592
Tax Fees (3)	65,295	27,867
All Other Fees (4)	1,800	1,800

Total Fees	$2,731,758	$1,893,398

(1) Consists of fees paid for professional services necessary to perform an audit of the financial statements, review of the quarterly and annual reports and statutory audits, initial public offering-related services, and other services required to be performed by our independent auditors.

(2) Consists of fees paid for services that are reasonably related to the performance of the audit or review of our financial statements including the support of business acquisition and divestiture activities.

(3) Consists of fees paid for professional services rendered for assistance with federal, state, local and international tax compliance, tax planning, and tax advice.

(4) Consists of fees paid for licenses to technical accounting research software.

Pursuant to the Audit Committee Charter, it is the policy of the Audit Committee to review in advance, and grant any appropriate pre-approvals of all auditing services to be provided by the independent registered public accounting firm and all non-audit services to be provided by the independent registered public accounting firm as permitted by Section 10A of the Exchange Act, and in connection therewith, to approve all fees and other terms of engagement. In 2012 and 2013, the Audit Committee approved all fees billed by PricewaterhouseCoopers LLP prior to the engagement.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2014.

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SECURITY OWNERSHIP AND OTHER MATTERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of the Record Date regarding: (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock; (ii) each director and director nominee of the Company; (iii) the named executive officers; and (iv) all executive officers and directors as a group. Except as otherwise indicated, each person has sole voting and dispositive power with respect to such shares.

Beneficial ownership includes shares of common stock for which a person, directly or indirectly, has or shares voting or investment power, or both, and also includes shares of common stock that each such person or group had the right to acquire within 60 days following the Record Date, including upon the exercise of options or warrants. Where applicable, we calculate the percentage of our common stock beneficially owned by including the number of shares of common stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days following the Record Date in both the numerator and the denominator.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class
Paulson & Co. Inc. (1)	32,312,552	22.8%
Anchorage Funds (2)	21,839,380	15.5%
Avenue Capital Management II, L.P. (3)	12,457,495	8.8%
The Q Investments Funds (4)	9,201,932	6.6%
Lawrence K. Fish	10,400	*
John R. McKernan, Jr.	6,800	*
L. Gordon Crovitz	6,800	*
Jill A. Greenthal	6,800	*
John F. Killian	6,800	*
Sheru Chowdhry	—	—
E. Rogers Novak, Jr.	6,800	*
Jonathan F. Miller	—	—
Linda K. Zecher (5)	1,863,138	1.3%
Eric L. Shuman (6)	417,200	*
Mary J. Cullinane (7)	81,872	*
Lee R. Ramsayer (8)	204,679	*
Brook M. Colangelo (9)	10,000	*
All directors, director nominees and executive officers as a group (18 persons) (10)	3,289,398	2.3%
*	Less than 1%.

(1)	Beneficial ownership information and the information in this footnote are based solely on information contained in a Schedule 13G filed with the SEC on February 14, 2014 by Paulson & Co. Inc. The address of Paulson & Co. Inc. is 1251 Avenue of the Americas, NY, NY 10020.

Paulson & Co. Inc. (“Paulson”) is an investment advisor that is registered under the Investment Advisers Act of 1940, and its affiliates furnish investment advice to and manage onshore and offshore investment funds and separate managed accounts (such investment funds and accounts, the “Paulson Funds”). In its role as investment advisor, or manager, Paulson possesses voting and/or investment power over the securities of the Company that are owned by the Paulson Funds. All securities reported herein are owned by the Paulson Funds. Paulson disclaims beneficial ownership of such securities.

According to the Schedule 13G, the 32,312,552 shares of common stock discussed in this note (1) consist of: (a) 30,912,558 shares of common stock; and (b) 1,399,994 shares of common stock issuable upon conversion of warrants.

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(2)	Beneficial ownership information and the information in this footnote are based solely on information contained in a Schedule 13G/A filed with the SEC on February 14, 2014 by: Anchorage Capital Group, L.L.C. (“Capital Group”); Anchorage Advisors Management, L.L.C. (“Management”); Anthony L. Davis (“Mr. Davis”); Kevin M. Ulrich (“Mr. Ulrich”); and Anchorage Capital Master Offshore, Ltd. (“ACMO”) (collectively, the “Anchorage Reporting Persons”). The address of each of the Anchorage Reporting Persons is 610 Broadway, 6th Floor, New York, NY 10012.

Includes shares of common stock held for the accounts of ACMO, Anchorage Illiquid Opportunities Offshore Master, L.P. (“AIOOM”), Anchorage Illiquid Opportunities Offshore Master II, L.P. (“AIOOM II”), Anchorage Illiquid Opportunities Offshore Master III, L.P. (“AIOOM III”) and GRF Master Fund II, L.P. (“GRF Fund”) and PCI Fund LLC (“PCI Fund”) (collectively, the “Anchorage Funds”). Capital Group is the investment advisor to the Anchorage Funds. Management is the sole managing member of Capital Group. Mr. Davis is the President of Capital Group and a managing member of Management, and Mr. Ulrich is the Chief Executive Officer of Capital Group and the other managing member of Management.

According to the Schedule 13G/A, each of Capital Group, Management, Mr. Davis and Mr. Ulrich may be deemed the beneficial owner of 21,839,380 shares, which includes: (a) 19,330,830 shares, and 415,392 shares obtainable upon exercise of warrants, held for the account of ACMO; (b) 409,795 shares, and 17,272 shares obtainable upon exercise of warrants, held for the account of AIOOM; (c) 136,598 shares, and 4,376 shares obtainable upon exercise of warrants, held for the account of AIOOM II; (d) 622,320 shares, and 8,212 shares obtainable upon exercise of warrants, held for the account of AIOOM III; (e) 755,591 shares, and 4,254 shares obtainable upon exercise of warrants, held for the account of the GRF Fund; and (f) 134,740 shares held for the account of the PCI Fund.

(3)	Beneficial ownership information and the information in this footnote are based solely on information contained in a Schedule 13G filed with the SEC on February 11, 2014 by: Avenue Capital Management II, L.P. (“Avenue Capital Management”), investment manager to certain private investment funds and managed accounts (collectively, the “Avenue Funds”), with respect to the common stock held by the Avenue Funds; Avenue Capital Management II GenPar, LLC (“Avenue Capital Management GenPar”); and Marc Lasry (collectively, the “Avenue Reporting Persons”). The address of each of the Avenue Reporting Persons is c/o Avenue Capital Management II, L.P, 399 Park Avenue, 6th Floor, New York, NY 10022.

According to the Schedule 13G, Avenue Capital Management, Avenue Capital Management GenPar and Marc Lasry have the shared power to vote and dispose of the shares of common stock held by the Avenue Funds. The beneficial ownership and percentage of the Company’s common stock outstanding for the Avenue Reporting Persons is a total of 12,457,495 shares, consisting of: (a) 11,519,497 shares of common stock; and (b) 937,998 shares of common stock issuable upon the exercise of presently exercisable warrants.

(4)

Beneficial ownership information and the information in this footnote are based solely on information contained in a Schedule 13G filed with the SEC on January 15, 2014 and information provided to the Company by the Q Investments Funds. The Q Investments Funds include the following entities: Q5-R5 Trading, Ltd., SBBS, LLC, SBOB, Ltd., R2 Investments, LDC, R2 Top Hat, Ltd. and SBOW, Ltd. With respect to shares held by each of Q5-R5 Trading, Ltd., SBBS, LLC and SBOB, Ltd. (collectively, the “Q Funds”), Q Global Capital Management, L.P. and Q Domestic Advisors, LLC, as investment managers, have sole voting and dispositive power for their respective funds; Q Global Capital Management, L.P. is controlled by its general partner, Q Global Advisors, LLC, which in turn, together with Q Domestic Advisors, LLC, is controlled by Geoffrey P. Raynor. With respect to shares held by each of R2 Investments, LDC, R2 Top Hat, Ltd. and SBOW, Ltd. (the “Amalgamated Gadget Funds”), Amalgamated Gadget, L.P., as investment manager, has sole voting and dispositive power; Amalgamated Gadget, L.P. is controlled by its general partner, Scepter Holdings, Inc., which in turn is controlled by Geoffrey P. Raynor. Includes 598,120 shares of common stock underlying warrants held by one of the Q Funds that are currently exercisable. Also includes shares held by Amalgamated Gadget, L.P. directly. The mailing address for each of the Q Funds is c/o Q Global Capital Management, L.P./Q Domestic Advisors, LLC, 301 Commerce

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Street, Suite 3200, Fort Worth, TX 76102. The mailing address for each of the Amalgamated Gadget Funds is c/o Amalgamated Gadget, L.P., 301 Commerce Street, Suite 3200, Fort Worth, TX 76102.

(5)	Includes options to purchase 1,842,105 shares of common stock that are vested and exercisable or will become vested and exercisable within 60 days.

(6)	Includes options to purchase 409,357 shares of common stock that are vested and exercisable or will become vested and exercisable within 60 days.

(7)	Represents options to purchase 81,872 shares of common stock that are vested and exercisable or will become vested and exercisable within 60 days.

(8)	Represents options to purchase 204,679 shares of common stock that are vested and exercisable or will become vested and exercisable within 60 days.

(9)	Represents options to purchase 10,000 shares of common stock that are vested and exercisable or will become vested and exercisable within 60 days.

(10)	Includes options to purchase 3,212,983 shares of common stock that are vested and exercisable or will become vested and exercisable within 60 days, including shares beneficially owned by an executive officer that was employed by the Company as of the Record Date but had resigned effective as of April 4, 2014.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act generally requires our directors, executive officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Directors, executive officers and greater than 10% stockholders are required by SEC rules to furnish us with copies of Section 16(a) forms they file. We believe that all of our directors, executive officers and greater than 10% beneficial owners complied with all filing requirements applicable to them in 2013, with the exception of one Form 4 that was filed on the first business day after the two-business-day deadline prescribed by Section 16(a) of the Exchange Act by Mr. Novak.

Stockholder Proposals for the 2015 Annual Meeting

From time to time, stockholders present proposals, which may be proper subject for inclusion in the proxy statement and for consideration at the next annual meeting of stockholders. Any stockholder who desires to bring a proposal at our 2015 Annual Meeting of Stockholders without including such proposal in our proxy statement must deliver written notice thereof to our Secretary not before January 13, 2015 and not later than February 12, 2015. We must receive stockholder proposals intended to be included in the 2015 proxy statement no later than November 27, 2014 at 5:00 p.m. Eastern Time. The stockholder proposals must otherwise comply with the requirements of Rule 14a-8 promulgated by the SEC under the Exchange Act. If a stockholder proposal is not properly submitted for inclusion in the 2015 proxy statement pursuant to the requirements described above (but otherwise complies with the advance notice provisions of our By-Laws), management will be permitted to vote proxies in its discretion if it advises stockholders in the 2015 proxy statement about the nature of the matter and how management intends to vote on such matter.

Annual Report

Stockholders will receive a copy of our 2013 Annual Report with this proxy statement. Stockholders may request additional copies in writing to the following address:

Houghton Mifflin Harcourt Company

222 Berkeley Street

Boston, MA 02116

Attn: Corporate Secretary

Delivery of Proxy Statement, Annual Report or Notice of Internet Availability of Materials

We may satisfy SEC rules regarding delivery of our proxy materials, including our proxy statement, or delivery of the Notice by delivering a single copy of these documents to an address shared by two or more stockholders. This process is known as “householding.” To the extent we have done so, we have delivered only one set of proxy materials or one Notice, as applicable, to stockholders who share an address with another stockholder, unless contrary instructions were received prior to the mailing date. We undertake to deliver promptly upon written or oral request a separate copy of our proxy statement, our 2013 Annual Report and/or our Notice, as requested, to a stockholder at a shared address to which a single copy of these documents was delivered. To make such a request, please contact our Secretary at the address set forth in the section immediately above entitled “Annual Report” or by calling our offices at (617) 351-5000.

If your common stock is held by a brokerage firm or bank and you prefer to receive separate copies of our proxy statement, our 2013 Annual Report or the Notice, either now or in the future, please contact your brokerage or bank. If your brokerage or bank is unable or unwilling to assist you, please contact us as indicated above. Stockholders sharing an address who are receiving multiple copies of proxy materials and who want to receive a single copy of our 2013 Annual Report, proxy statement and/or our Notice may do so by contacting our Secretary at the address set forth in the section immediately above entitled “Annual Report” or by calling our offices at (617) 351-5000.

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Other Business

The Board does not know of any other matter that will come before the Annual Meeting other than those described in this proxy statement. If any other matters properly come up before the Annual Meeting or any postponement or adjournment thereof, the persons named in the form of proxy intend to vote all proxies in accordance with their judgment on such matters.

We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.hmhco.com) and click on “SEC Filings” in the “Investor Relations” section of the website.

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Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 PM EST, on May 12, 2014.
Vote by Internet
• Go to www.envisionreports.com/HMHC
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals —	The Board of Directors recommends a vote FOR all of the nominees listed and a vote FOR an advisory vote on executive compensation, a vote for EVERY YEAR on frequency of vote of executive compensation and vote FOR ratification of auditors.

1.	ELECTION OF NINE DIRECTORS:												+
		For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
	01 - Linda K. Zecher	☐	☐	☐	02 - Lawrence K. Fish	☐	☐	☐	03 - John R. McKernan, Jr.	☐	☐	☐

	04 - John F. Killian	☐	☐	☐	05 - L. Gordon Crovitz	☐	☐	☐	06 - Sheru Chowdhry	☐	☐	☐

	07 - Jill A. Greenthal	☐	☐	☐	08 - E. Rogers Novak, Jr.	☐	☐	☐	09 - Jonathan F. Miller	☐	☐	☐

		For	Against	Abstain			Every Year	Every two Years	Every Three Years	Abstain
2.	Advisory vote on executive compensation.	☐	☐	☐
					3.	Advisory vote on frequency of advisory vote on executive compensation.	☐	☐	☐	☐
4.	Ratification of auditors for fiscal year 2014.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.	Meeting Attendance	☐
Mark the box to the right if you plan to attend the Annual Meeting.

C	Authorized Signatures —	This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important Notice Regarding the Internet Availability of

Proxy Materials for the Annual Meeting.

The Notice of Annual Meeting, Proxy Statement and 2013 Annual Report on

Form 10-K are available at:

www.edocumentview.com/HMHC

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — HOUGHTON MIFFLIN HARCOURT COMPANY

180 Berkeley Street

Boston, Massachusetts 02116

The 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Houghton Mifflin Harcourt Company, will be held at the John Hancock Back Bay Events Center, located at 180 Berkeley Street, Boston, Massachusetts 02116, on Tuesday, May 13, 2014, at 8:00 a.m., Eastern Time or any subsequent time that may be necessary by any adjournment or adjournments thereof for the purposes listed on the reverse side.

If voting by proxy, please exercise your right to vote by promptly completing, signing and returning this proxy card by May 13, 2014. You may later revoke the proxy and, if you are able to attend the meeting, you may vote your shares in person.